Exhibit 4(a)

215,000 Units
each consisting of
$480 PRINCIPAL AMOUNT OF 12% SENIOR SECURED NOTES DUE 2015 OF
STRATUS TECHNOLOGIES BERMUDA LTD.
as the Bermuda Issuer
and
$520 PRINCIPAL AMOUNT OF 12% SENIOR SECURED NOTES DUE 2015 OF
STRATUS TECHNOLOGIES, INC.
as the U.S. Issuer

INDENTURE
Dated as of April 8, 2010

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee and Collateral Agent

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

EXHIBITS

Exhibit A	—	Form of Unit and Notes
Exhibit B	—	Form of Certificate of Transfer
Exhibit C	—	Form of Certificate of Exchange
Exhibit D	—	Form of Certificate of Acquiring Institutional Accredited Investor
Exhibit E	—	Note Guarantee
Exhibit F	—	Form of Certificate of Beneficial Ownership

(iv)

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.10
	(b)	8.10
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	2.05; 2.07
	(b)	11.03
	(c)	11.03
313	(a)	8.06
	(b)	12.03
	(b)(1)	8.06
	(b)(2)	8.06; 8.07
	(c)	8.06; 11.02
	(d)	8.06
314	(a)	5.03; 11.02
	(a)(4)	12.05
	(b)	11.02; 12.02
	(c)(1)	11.04
	(c)(2)	11.04
	(c)(3)	N.A.
	(d)	11.03; 11.04, 12.03
	(e)	11.05
	(f)	N.A.
315	(a)	8.01
	(b)	8.05; 11.02
	(c)	8.01
	(d)	8.01
	(e)	7.11
316	(a)(last sentence)	2.10
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	N.A.
	(b)	7.07
	(c)	2.07
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	2.06
318	(a)	11.01
	(b)	N.A.
	(c)	11.01
N.A.	means not applicable.

*	This cross-reference table is not part of the Indenture.

          INDENTURE dated as of April 8, 2010, among Stratus Technologies Bermuda Ltd., an exempted limited liability company formed under the laws of Bermuda (the “Bermuda Issuer”), and Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.
          The Issuers and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 12% Senior Secured Notes due 2015 of the Bermuda Issuer (the “Bermuda Notes”) and the 12% Senior Secured Notes due 2015 of the U.S. Issuer (the “U.S. Notes”) and the 12% Senior Secured Notes due 2015 of the Bermuda Issuer (the “Bermuda Exchange Notes”) and the 12% Senior Secured Notes due 2015 of the U.S. Issuer (the “U.S. Exchange Notes”) to be issued in exchange for the Bermuda Notes and the U.S. Notes, respectively, in the Exchange Offer (collectively, the “Exchange Notes” and, together with the Bermuda Notes and the U.S. Notes, the “Notes”):
ARTICLE 1
Definitions and Incorporation by Reference
          Section 1.01 Definitions.
          “144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.
          “144A Global Security” means a 144A Global Note or a 144A Global Unit, as the context may require.
          “144A Global Unit” means a Unit comprised of 144A Global Notes.
          “Acquired Debt” means with respect to any specified Person:
          (1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and
           (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.
          “Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
          “Additional Notes” means any Notes issued after the date of this Indenture from time to time in accordance with the terms of this Indenture including the provisions of Sections 2.02 and 5.09.

          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          “Agent” means any Registrar, Paying Agent, any co-Registrar or any additional Paying Agent.
          “Agent Members” means any member of, or participant in, the Depositary.
          “Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 15, 2013 (such redemption price being described in Section 3.07 exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 0.50%, over (B) the principal amount of such Note on such redemption date.
          “Applicable Procedures” means, with respect to any tender, payment, transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that are applicable to such tender, payment, transfer or exchange.
          “Asset Sale” means:
          (1) the sale, lease (other than operating leases in the ordinary course of business), transfer, conveyance or other disposition by Holdings or any of its Restricted Subsidiaries of any assets (including by way of a Sale and Leaseback Transaction); provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 5.14 and/or the provisions of Section 6.01 and not by the provisions of Section 5.10;
          (2) the issue or sale by Holdings or any of its Restricted Subsidiaries of Equity Interests of any of Holdings’ Restricted Subsidiaries; and
          (3) an Event of Loss, to the extent such Event of Loss would also trigger a prepayment of Indebtedness outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any such Permitted Refinancing Debt.
In the case of either clause (1), (2) or (3), whether in a single transaction or a series of related transactions:
          (A) that have a Fair Market Value in excess of $2.0 million; or

          (B) for Net Proceeds in excess of $2.0 million.
          Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:
          (1) a transfer of assets (a) to either Issuer or any Guarantor or (b) by a Foreign Restricted Subsidiary that is not a Guarantor to another Foreign Restricted Subsidiary;
          (2) an issuance of Equity Interests by a Restricted Subsidiary to Holdings or to a Restricted Subsidiary of Holdings;
          (3) for purposes of Section 5.10 only, a Restricted Payment that is permitted by Section 5.07 or a Permitted Investment;
          (4) the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;
          (5) the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;
          (6) any disposition of cash or Cash Equivalents;
          (7) the lease, assignment or sub-lease of any property in the ordinary course of business;
          (8) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;
          (9) sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable or uneconomic for use in connection with the business of Holdings or any of its Restricted Subsidiaries;
          (10) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and
          (11) sales of interests in Unrestricted Subsidiaries.
          “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation).
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

          “Board of Directors” means the Board of Directors of Holdings, the Issuers or the Guarantors or any authorized committee of such Board of Directors.
          “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or in the city of the Corporate Trust Office of the Trustee are authorized or obligated by law or executive order to close.
          “Capital Expenditures” means, for any period, the sum of:
          (1) the aggregate amount of all expenditures of Holdings and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and
           (2) the aggregate amount of all Capital Lease Obligations of Holdings and its Restricted Subsidiaries payable during such period.
          “Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.
          “Capital Stock” means:
          (1) in the case of a corporation, corporate stock or shares;
          (2) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.
          “Cash Equivalents” means:
          (1) U.S. dollars, pounds sterling, euros, the national currency of any participating members state of the Pre-Expansion European Union or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

          (2) marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;
          (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of one year or less from the date of acquisition issued to Holdings or any of its Restricted Subsidiaries by any RCF Lender or any Affiliate thereof or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;
          (4) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition;
          (5) repurchase obligations of any financial institution satisfying the requirements of clause (2) of this definition, having a term of not more than 30 days, with respect to underlying securities of the types described in clauses (3) and (4) above;
          (6) securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.;
          (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and
          (8) investments made by Holdings and any of its Foreign Restricted Subsidiaries in local currencies in instruments issued by or with entities in such jurisdictions having correlative and comparable attributes to the foregoing.
          “Cash Management Obligations” means, with respect to any Person, all obligations of such Person in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.
          “Certificate of Beneficial Ownership” means a certificate substantially in the form attached hereto as Exhibit F.
          “CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended, and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income tax purposes as an entity that is separate from its owner.
          “Change of Control” means the occurrence of any of the following:

          (1) the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders;
          (2) the adoption of a plan relating to the liquidation or dissolution of Holdings or either Issuer;
          (3) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than one or more Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (3) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or shares of Holdings; provided that if such person is a group which group includes one or more Permitted Holders, the shares of voting stock of such person beneficially owned by the Permitted Holders that are part of such group shall not be counted for purposes of determining whether this clause (3) is triggered;
          (4) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors;
          (5) Holdings shall cease to own all of the outstanding Capital Stock of the Bermuda Issuer;
          (6) the Bermuda Issuer shall cease to own all of the outstanding Capital Stock of the U.S. Issuer; or
          (7) any “change of control” or similar event shall occur under the Second Lien Credit Facility or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility.
          Notwithstanding anything to the contrary in clause (3) above, any Specified Capital Stock held by a Second Lien Lender or an Affiliate thereof shall not be counted for purposes of determining whether the circumstances described in such clause (3) shall have occurred
          “Clearstream” means Clearstream Banking, societe anonyme, Luxembourg (or any successor thereto).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means the collateral securing the Indenture Obligations.

          “Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., in its capacity as Collateral Agent under the Collateral Documents, together with its successors in such capacity.
          “Collateral Documents” means the Indenture Collateral Agreement, the Mortgages and any other agreement, document or instrument pursuant to which a Lien is granted by either Issuer or a Guarantor to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.
          “Common Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, constituting Super Priority Collateral, Indenture Collateral and Second Lien Collateral.
          “Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, in each case, to the extent deducted in computing Consolidated Net Income and without duplication:
          (1) an amount equal to any extraordinary or non-recurring loss; plus
          (2) an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness by such Person or its Restricted Subsidiaries; plus
          (3) provision for taxes based on income or profits and franchise taxes of such Person and its Restricted Subsidiaries for such period; plus
          (4) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period and debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with the Notes, the Revolving Credit Facility, and the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility) or the acquisition or repayment of any debt securities of Holdings and its Subsidiaries permitted hereunder, and net costs associated with Hedging Obligations to which any of Holdings or any of its Subsidiaries is a party in respect of the obligations under the Notes, the Revolving Credit Facility, and the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility) (including commitment fees and other periodic bank charges); plus
          (5) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); plus
          (6) write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

          (7) non-cash compensation expense incurred during such period with any employee benefit plan or post-employment benefit plans, issuance of equity interests to an employee of such Person or any Restricted Subsidiary or similar rights, stock options or other rights to officers, directors and employees of such Person; plus
          (8) any increase during such period in amortization or depreciation or any one-time non-cash charge (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated after the date of this Indenture; plus
          (9) any non-cash after-tax loss for such period from discontinued operations; plus
          (10) any severance or relocation costs or expenses for such period; plus
          (11) any non-cash accrual of management fees for such period; plus
          (12) research and development expenses for such period related to co-development projects solely to the extent funded in cash in advance by third parties and scheduled in reasonable detail; minus
          (13) all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).
          Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.
          “Consolidated Current Assets” means at a particular date, all amounts which would, in conformity with GAAP, be included under “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at such date.
          “Consolidated Current Liabilities” means at a particular date, all amounts which would, in conformity with GAAP, be included under “total current liabilities” (or any like caption) on a consolidated balance sheet of the Holdings and its Restricted Subsidiaries as at such date, excluding the current portion of long term debt and the outstanding principal amount of revolving credit loans under the Revolving Credit Agreement to the extent the proceeds thereof were used for working capital purposes.
          “Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:
          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus
          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus
          (3) any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on the assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon).
          “Consolidated Leverage Ratio” means, with respect to any Person for any period, as of any date (the “Transaction Date”), the ratio of (x) Consolidated Total Debt of such Person as of the Transaction Date to (y) Consolidated Cash Flow of such Person for such period. In addition, for purposes of calculating the Consolidated Leverage Ratio:
          (A) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such period or subsequent to such period and on or prior to the Transaction Date shall be deemed to have occurred on the first day of such period and Consolidated Cash Flow for such period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by the chief financial officer of Holdings);
          (B) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Transaction Date, shall be excluded;
          (C) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during such period; and
          (D) any Person that is not a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during such period.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period; provided that:
          (1) the Net Income of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;
          (2) the Net Income of any Restricted Subsidiary (other than a Restricted Subsidiary that is an Issuer or a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and
          (3) the cumulative effect of a change in accounting principles shall be excluded.
          “Consolidated Total Debt” means, with respect to any Person, as of any date, the consolidated Indebtedness of such Person and its Restricted Subsidiaries of the nature referred to in clauses (1), (2), (3), (4) and (5) of the definition of the term “Indebtedness.”
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who (1) was a member of such Board of Directors on the date of this Indenture, (2) was appointed, nominated for election or elected to such Board of Directors with the approval, recommendation or endorsement of a majority of the directors who were members of such Board of Directors on the date of this Indenture or whose nomination or election to the Board of Directors was previously so approved, recommended or endorsed or (3) was appointed by one or more Second Lien Lenders or their respective affiliates pursuant to their rights (a) under (i) the Second Lien Credit Facility (as in effect on the date hereof) or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any Permitted Refinancing Debt thereof or (ii) the by-laws of Holdings or (b) with respect to the Specified Capital Stock held by them.
          “Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 11.02 hereof or such other address as to which the Trustee may give notice to the Issuers.
          “Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.
          “Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.
          “Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the Notes until a successor Depositary shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and, thereafter, “Depositary” shall mean or include such successor Depositary. The Depositary initially is DTC.

          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
          (1) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;
          (2) is mandatorily convertible or exchangeable, or is convertible or exchangeable at the option of the holder thereof, for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Holdings or a Restricted Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or
          (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of each of clauses (1), (2) and (3), on or prior to the 91st day after the Stated Maturity of the Notes (or the 91st day after no Notes remain outstanding); provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 5.10 and 5.14.
          “Domestic Restricted Subsidiary” means any Restricted Subsidiary of Holdings other than a Foreign Restricted Subsidiary.
          “DTC” means The Depository Trust Company, a New York corporation.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).
          “Equity Offering” means a sale of either (1) common equity securities or units including or representing common equity securities of Holdings (other than to a Subsidiary of Holdings) or (2) common equity securities or units including or representing common equity securities of a direct or indirect parent entity of Holdings (other than to Holdings or a Subsidiary of Holdings) to the extent that an amount of the net cash proceeds therefrom at least equal to the amount required to redeem any Notes pursuant to Section 3.07(b) are contributed to the common equity capital of Holdings.
          “Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System (or any successor thereto).
          “Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) any condemnation, seizure or taking,

by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.
          “Excess Cash Flow” means, for any period, the excess of (i) Consolidated Cash Flow of Holdings and its Restricted Subsidiaries for such period over (ii) the sum (without duplication) of (A) the aggregate amount of Capital Expenditures made in cash by Holdings and its Restricted Subsidiaries during such period (other than any such Capital Expenditures made with Asset Sale (without giving effect to the threshold set forth in the definition thereof ), insurance or condemnation proceeds, (B) the cash portion of Consolidated Interest Expense paid or accrued by Holdings and its Restricted Subsidiaries during such period, (C) the aggregate amount (without duplication) of all income and franchise taxes paid in cash by Holdings and its Restricted Subsidiaries during such period, (D) the aggregate repurchase price of any Notes theretofore repurchased during such period by the Issuers in cash in the open market or pursuant to one or more tender offers (other than tender offers made in connection with any Asset Sale Offer or solely to the extent that the aggregate repurchase price of any such Notes repurchased in connection with an Excess Cash Flow Offer made during such period does not exceed the amount that the Excess Cash Flow Offer Amount would have been for such Excess Cash Flow Offer without giving effect to the proviso to the first sentence of Section 5.15(a), any such Excess Cash Flow Offer (and by means of example and not in limitation of the foregoing, if (1) a prior Excess Cash Flow Offer would have been made during such period of $1.5 million (without giving effect to such proviso) but instead was made during such period in the amount of $5.0 million as a result of such proviso and (2) the maximum aggregate principal amount of Notes that could have been repurchased with $5.0 million was tendered and repurchased during such period, then “Excess Cash Flow” for such period is reduced by $3.5 million in connection with such repurchased Notes)) and, in each such case, cancelled, plus in each case and without duplication, the premium paid during such period with respect to all Excess Cash Flow Offers, (E) the aggregate redemption price of any Notes redeemed in cash during such period pursuant to one or more optional redemptions under Section 3.07 (other than optional redemptions made pursuant to Section 3.07(b)), (F) to the extent elected by the Issuers, the amount of all permanent commitment reductions under the Revolving Credit Facility made during such period or within the 95 days following such period (provided that if any such reductions are made during such 95-day period, then such reductions shall not be deducted in calculating Excess Cash Flow for any subsequent period with respect to the “Excess Cash Flow” is to be calculated that includes such 95-day period), (G) increases in working capital (excluding any customer deposits) (calculated as the excess of (x) Consolidated Current Assets at the end of such fiscal year (excluding cash and Cash Equivalents) over (y) the Consolidated Current Liabilities as at the end of such fiscal year) of Holdings and its Restricted Subsidiaries for such fiscal year, (H) management fees accrued or actually paid in cash (other than cash payments of management fees accrued in any period occurring on or after February 23, 2010) during such period to the extent such cash payments are permitted by Section 5.11(x), (I) the amount of cash actually paid by Holdings or its Restricted Subsidiaries during such period in connection with clauses (1), (2), (4) (without duplication), (6), (9), (10) and (12) of the definition of Consolidated Cash Flow, in each case, without duplication of any reductions to Excess Cash Flow made pursuant to clause (J) below for such period or any prior period, and (J) original issue discount during such period associated with the Notes and upfront fees paid during such period associated with the Revolving Credit Facility, in each case, without duplication of any reductions to Excess Cash Flow made pursuant to clause (I) above for such period or any prior period.

          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
          “Exchange Offer” means the offer that may be made by the Issuers pursuant to the Registration Rights Agreement to exchange the Units for the Exchange Units, the Bermuda Notes for the Bermuda Exchange Notes and the U.S. Notes for the U.S. Exchange Notes.
          “Exchange Offer Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.
          “Exchange Units” means the exchange units to be issued in exchange for the Units in the Exchange Offer.
          “Excluded Assets” means:
          (1) the voting Capital Stock of any CFC in excess of 65% of all of the outstanding Voting Stock of such CFC solely to the extent such voting Capital Stock secures the Indenture Obligations of the U.S. Issuer or a Guarantor that is a Domestic Restricted Subsidiary (and for the avoidance of doubt, all of the voting Capital Stock of each CFC may secure the Indenture Obligations of the Bermuda Issuer and any Guarantor that is a Foreign Restricted Subsidiary but solely with respect to the Obligations of the Bermuda Issuer);
          (2) all cars, trucks, trailers and other vehicles covered by certificates of title or ownership;
          (3) interests in real property other than owned real property subject to any mortgage securing the Super Priority Claims or the Second Priority Claims;
          (4) any property to the extent that a grant of a security interest in such property is prohibited by any requirements of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, if applicable, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law including Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;
          (5) property and assets owned by either Issuer or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby otherwise prohibits any other Liens thereon;
          (6) deposit accounts of either Issuer or any Guarantor exclusively used for payroll, payroll taxes and other employee wage and benefit payments;

          (7) interests in “50/50” or minority owned joint ventures to the extent and for so long as the documents governing such joint venture interests prohibit the granting of a security interest therein; and
          (8) any Capital Stock of any Subsidiary of Holdings to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock secures the Notes or Note Guarantee, to file separate financial statements with the SEC (or any other governmental agency) but only for so long as such requirement is in existence; provided that neither Holdings nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause.
          “Existing Indebtedness” means any Indebtedness of Holdings or any of its Restricted Subsidiaries outstanding on the date of this Indenture until such Indebtedness is repaid.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Holdings.
          “Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above:
          (1) acquisitions that have been made by Holdings or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (A) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (B) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by the chief financial officer of Holdings);

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;
          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;
          (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;
          (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and
          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).
          “Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
          (1) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus
          (2) the product of (A) all cash dividend payments (and non-cash dividend payments paid in Disqualified Stock in the case of a Person that is a Restricted Subsidiary) on any series of Preferred Stock of such Person, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.
          “Foreign Subsidiary” means any Subsidiary of Holdings incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia.
          “Foreign Restricted Subsidiary” means any Restricted Subsidiary of Holdings that is a Foreign Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of this Indenture, including those set forth in:
          (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (2) the statements and pronouncements of the Financial Accounting Standards Board;
          (3) such other statements by such other entity as have been approved by a significant segment of the accounting profession; and
          (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
          “Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d) hereof.
          “Global Security” means a Global Note or a Global Unit, as the context may require.
          “Global Security Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.
          “Global Unit” means a Unit comprised of Global Notes.
          “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:
          (1) purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;
          (2) purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or
          (3) maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;
provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

          “Guarantors” means (i) the Initial Guarantors and (ii) each Domestic Restricted Subsidiary and any other Restricted Subsidiary that executes a Note Guarantee after the date of this Indenture in accordance with the provisions of this Indenture.
          “Holder” means a Person in whose name a Note is registered.
          “Holdings” means Stratus Technologies Bermuda Holdings Ltd., an exempted limited liability company under the laws of Bermuda and the direct parent of the Bermuda Issuer.
          “IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.
          “IAI Global Security” means an IAI Global Note or an IAI Global Unit, as the context may require.
          “IAI Global Unit” means a Unit comprised of IAI Global Notes.
          “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, that the accretion of original issue discount on Indebtedness shall not be deemed to be an Incurrence of Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Restricted Subsidiary of Holdings shall be deemed to have been Incurred at the time it becomes such a Restricted Subsidiary.
          “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:
          (1) every obligation of such Person for money borrowed, including in each case, premium and interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding);
          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;
          (3) every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (1), (2) and (5), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th business day following payment on the letter of credit;
          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, deposits or advances by customers, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith and any obligation to pay a deferred purchase price represented by earn outs consistent with such Person’s past practice);
          (5) every Capital Lease Obligation of such Person;
          (6) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;
          (7) every net payment obligation of such Person under Swap Agreements of such Person (collectively, “Hedging Obligations”); and
          (8) every obligation of the type referred to in clauses (1) through (7) of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.
          “Indenture” means this Indenture, as amended or supplemented from time to time.
          “Indenture Claims” means all Indenture Obligations; provided, that if the principal amount of the Notes outstanding under this Indenture is in excess $215,000,000 in the aggregate (the “Maximum Indenture Indebtedness Amount”), then only that portion of the principal amount of the Notes equal to the Maximum Indenture Indebtedness Amount shall be included in the Indenture Claims and interest shall only be included in the Indenture Claims to the extent related to such portion of the principal included in the Indenture Claims.
          “Indenture Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Indenture Claims.
          “Indenture Collateral Agreement” means the Indenture Collateral Agreement, to be dated as of the date of this Indenture, among the Issuers and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.
          “Indenture Documents” means the Notes, this Indenture, the Note Guarantee, the Collateral Documents and the Intercreditor Agreement.
          “Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents. Indenture Obligations shall include (i) all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding and (ii) all amounts owed to the Trustee and the Collateral Agent under the Indenture Documents.
          “Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.
          “Initial Guarantors” means Holdings, SRA Technologies Cyprus Limited, a private company incorporated with limited liability under the laws of Cyprus, Stratus Technologies Ireland Limited, a limited liability company incorporated under the laws of Ireland, Cemprus Technologies, Inc., a Delaware corporation, Cemprus, LLC, Delaware limited liability company and solely with respect to the Obligations of (i) the Bermuda Issuer under the Bermuda Notes, this Indenture and the other Indenture Documents, the U.S. Issuer and (ii) the U.S. Issuer under the U.S. Notes, this Indenture and the other Indenture Documents, the Bermuda Issuer.
          “Initial Purchaser” means Jefferies & Company, Inc.
          “Initial Regulation S Notes” means the Notes sold by the Initial Purchaser in the initial offering contemplated by the Purchase Agreement in reliance on Regulation S.
          “Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act, who are not also QIBs.
          “Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, entered into on the date of this Indenture, among the Issuers, the Second Priority Agent, the Collateral Agent, the Trustee and the Super Priority Agent, as may be amended, restated, supplemented or otherwise modified from time to time.
          “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by Holdings for consideration consisting of Equity Interests of Holdings shall not be deemed to be an Investment. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07:
          (1) Investments shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
          (a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less
          (b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
          (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
          The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.
          “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
          “Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by either Issuer or any Guarantor is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (without giving effect to clause (A) or (B) of the second sentence of the definition thereof) (including dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
          “Net Proceeds” means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries as a result of such transaction, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided, however, that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required by (a) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (b) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to from escrow or otherwise.
          “Non-Recourse Debt” means Indebtedness:
          (1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and
          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.
          “Non-U.S. Person” means a Person who is not a U.S. Person.
          “Note Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor entity thereto.
          “Note Guarantee” means the Note Guarantee substantially in the form attached hereto as Exhibit E.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Offering Memorandum” means the Issuers’ offering memorandum, dated March 23, 2010, relating to the initial offering of, among other things, the Notes.
          “Officer” means, with respect to any Person, the Chairman of the Board, the President, a Vice President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Secretary of such Person.
          “Officers’ Certificate” means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, a Vice President or the Chief Financial Officer, and by the Treasurer or the Secretary of Holdings, an Issuer or a Guarantor, as applicable, and delivered to the Trustee.

          “Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to Holdings, either Issuer, a Guarantor or the Trustee.
          “Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.
          “Permitted Holders” mean (i) Investcorp S.A., (ii) MidOcean Partners LP and (ii) their respective Affiliates (other than Holdings or any of its Subsidiaries).
          “Permitted Investments” means:
          (1) any Investment in either Issuer or a Guarantor;
          (2) any Investment in cash or Cash Equivalents or the Notes;
          (3) any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment (A) such Person becomes a Guarantor or (B) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, either Issuer or a Guarantor;
          (4) any Investment existing on the date of this Indenture or made pursuant to binding commitments in effect on the date of this Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Indenture; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of this Indenture or (y) as otherwise permitted under this Indenture;
          (5) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10;
          (6) Hedging Obligations that are Incurred by Holdings or any of its Restricted Subsidiaries for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) currency exchange risk in connection with existing financial obligations and not for purposes of speculation;
          (7) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;
          (8) loans and advances to employees of Holdings and its Restricted Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;
          (9) any Investment consisting of a Guarantee permitted by Section 5.09;

          (10) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Indenture;
          (11) Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;
          (12) Investments in Foreign Restricted Subsidiaries that are not Guarantors not to exceed $10.0 million in the aggregate at any one time outstanding;
          (13) Investments in connection with transactions with customers, clients, suppliers, or purchasers or sellers of goods or services to the extent permitted by Section 5.11(viii); and
          (14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed $10.0 million; provided, however, that from and after any date on which the Consolidated Leverage Ratio of Holdings for the four full fiscal quarters for which internal financial statements are available immediately preceding such date does not exceed 4.0 to 1.0, then such $10.0 million limitation shall be increased to $25.0 million.
          “Permitted Liens” means:
          (1) Liens securing (a) Super Priority Obligations and (b) Second Priority Claims; provided that such Liens are subject to the terms of the Intercreditor Agreement;
          (2) Liens in favor of either Issuer or a Guarantor;
          (3) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or a Restricted Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or a Restricted Subsidiary;
          (4) Liens on property existing at the time of acquisition thereof by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;
          (5) Liens, pledges or deposits to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;
          (6) Liens consisting of deposits in connection with leases or other similar obligation, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

          (7) Liens securing Indebtedness (including Capital Lease Obligations) permitted by clause (iii) of paragraph (b) of Section 5.09 covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;
          (8) Liens existing on the date of this Indenture (other than Liens in respect of the Second Priority Claims) and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted;
          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
          (10) Liens securing Permitted Refinancing Debt, provided that Holdings or the applicable Restricted Subsidiary was permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Indenture and:
     (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);
     (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced replaced, defeased or discharged with such Permitted Refinancing Debt; and (y) an amount necessary to pay any accrued interest, fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and
     (c) if the original Lien is subject to the terms of the Intercreditor Agreement, the new Lien shall be subject to the terms of the Intercreditor Agreement;
          (11) statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
          (12) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (13) Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;
          (14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of the Restricted Subsidiaries in the ordinary course of business;
          (15) Liens securing Indenture Obligations including, for the avoidance of doubt, any Additional Notes;
          (16) Liens Incurred in the ordinary course of business of Holdings or any Restricted Subsidiary of Holdings with respect to obligations in an aggregate principal amount that does not exceed $2.5 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holdings or such Restricted Subsidiary;
          (17) Liens securing Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors; provided, however, that no asset of either Issuer or any Guarantor shall be subject to any such Lien;
          (18) any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any Lien described in the foregoing clauses so long as the Lien is limited to the same property and assets that secured the original Lien (and any proceeds thereof and additions and accessions thereto) and such extension, renewal, refinancing, replacement or refunding complies with the provisions of this Indenture and the Collateral Documents;
          (19) easements, rights-of-way, zoning restrictions, covenants, conditions, restrictions, minor imperfections in title and other charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;
          (20) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property related to such letters of credit and products and proceeds thereof;
          (21) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business;
          (22) Liens upon specific items of inventory or other goods and proceeds of the Issuers or their Restricted Subsidiaries securing such Person’s obligations in respect of bankers’

acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
          (23) Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to the bank, broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid; and
          (24) licenses of intellectual property granted in the ordinary course.
          For purposes of this definition, the term “Indebtedness” shall be deemed to include interest in connection with or in respect of any referenced Indebtedness.
          “Permitted Prior Liens” means:
          (1) Permitted Liens described in clauses (1)(a), (3), (4), (7) and (8) of the definition thereof;
          (2) Liens described in clause (10) of the definition of “Permitted Liens,” but only to the extent the original Lien referenced in such clause is a Permitted Prior Lien; and
          (3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Super Priority Collateral Documents and the Collateral Documents.
          “Permitted Refinancing Debt” means any Indebtedness of Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or such Restricted Subsidiary, as the case may be; provided that:
          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value or interest paid in kind, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses Incurred in connection therewith);
          (2) such Permitted Refinancing Debt has a final scheduled maturity date that is the same as or later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;
          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) (i) if an Issuer or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Debt shall only be Incurred by an Issuer or a Guarantor (and not any Restricted Subsidiaries that is not an Issuer or a Guarantor) and (ii) if a Restricted Subsidiary that is not an Issuer or a Guarantor is the obligor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, then such Permitted Refinancing Debt shall only be Incurred by such Restricted Subsidiary or any other Restricted Subsidiary that is not an Issuer or a Guarantor.
          “Person” means any individual, corporation, partnership, limited liability Company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.
          “Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.
          “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof.
          “Purchase Agreement” means the Purchase Agreement, dated as of March 31, 2010, among the Issuers, the Guarantors and the Initial Purchaser, as such agreement may be amended from time to time.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
           “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “refinancing” shall have correlative meanings.
          “Registered Securities” means the Exchange Units, the Exchange Notes and all Units and Notes sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, together with their respective Successor Notes.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Indenture, among the Issuers, the Guarantors and the Initial Purchaser, as such agreement may be amended, modified or supplemented from time to time.
          “Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

          “Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.
          “Regulation S Global Security” means a Regulation S Global Note or a Regulation S Global Unit, as the context may require.
          “Regulation S Global Unit” means a Unit comprised of Regulation S Global Notes.
          “Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.
          “Regulation S Permanent Global Security” means a Regulation S Permanent Global Note or a Regulation S Permanent Global Unit, as the context may require.
          “Regulation S Permanent Global Unit” means a Unit comprised of Regulation S Permanent Global Notes.
          “Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Security Legend, the Private Placement Legend and the Regulation S Temporary Global Security Legend, each as set forth in Section 2.06(f), deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.
          “Regulation S Temporary Global Security” means a Regulation S Temporary Global Note or a Regulation S Temporary Global Unit.
          “Regulation S Temporary Global Security Legend” means the legend set forth in Section 2.06(f)(3) hereof.
          “Regulation S Temporary Global Unit” means a Unit comprised of Regulation S Temporary Global Notes.
          “Responsible Officer” when used with respect to the Trustee, means any officer or employee within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) having direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
          “Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.
          “Restricted Definitive Security” means a Restricted Definitive Note or a Restricted Definitive Unit.

          “Restricted Definitive Unit” means a Unit comprised of Restricted Definitive Notes.
          “Restricted Global Note” means a Global Note bearing the Private Placement Legend.
          “Restricted Global Security” means a Restricted Global Note or a Restricted Global Unit.
          “Restricted Global Unit” means a Unit comprised of Restricted Global Notes.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Period” means the 40-day distribution compliance period as defined in Regulation S, (i) the termination of which shall be May 18, 2010 with respect to the original issuance of the Notes on the date of this Indenture and (ii) with respect to any Additional Notes subject to such compliance period, notice of the termination of which shall be given by the Issuers to the Trustee promptly after the date of original issuance of such Additional Notes.
          “Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.
          “Revolving Credit Facility” means that certain Revolving Credit Agreement, dated as of the date of this Indenture, among the U.S. Issuer, as borrower, the Bermuda Issuer, Holdings, the several lenders from time to time party thereto (the “RCF Lenders”) and Jefferies Finance LLC, as administrative agent (the “RCF Administrative Agent”) for the RCF Lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, increased, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time; provided that the aggregate principal amount of all Indebtedness evidenced thereby is permitted under clause (1) of the definition of the term “Permitted Debt;” provided that each such amendment, restatement, modification, renewal, refunding, increase, replacement or refinancing shall only be permitted with respect to a revolving credit facility (which may include letters of credit and swing-line loan subfacilities), but for the avoidance of doubt shall not include any term loan or debt securities facility, subfacility, financing or refinancing.
          “Rule 144” means Rule 144 promulgated under the Securities Act.
          “Rule 144A” means Rule 144A under the Securities Act.
          “Rule 903” means Rule 903 promulgated under the Securities Act.
          “Rule 904” means Rule 904 promulgated under the Securities Act.
          “Sale and Leaseback Transaction” means an arrangement relating to property owned by Holdings or one of its Restricted Subsidiaries on the date of this Indenture or thereafter acquired by Holdings or one of its Restricted Subsidiaries whereby Holdings or such Restricted

Subsidiary transfers such property to a Person (other than Holdings or any of its Restricted Subsidiaries) and Holdings or any Restricted Subsidiary leases it from such Person.
          “SEC” means the Securities and Exchange Commission, or any successor agency thereto.
          “Second Lien Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claims.
          “Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Credit Facility) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are governed.
          “Second Lien Credit Facility” means that certain First Amended And Restated Second Lien Credit Agreement, dated as of August 28, 2006 (as amended by that certain First Amendment to First Amended and Restated Second Lien Credit Agreement, dated as of June 5, 2007, and that certain Second Amendment to First Amended and Restated Second Lien Credit Agreement, dated as of March 22, 2010), among, inter alios, the Issuers, the several lenders from time to time parties thereto (the “Second Lien Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, the “Second Lien Administrative Agent”) for the Second Lien Lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended from time to time.
          “Second Lien Loan Documents” means the Second Lien Credit Facility and the Credit Documents (as defined in the Second Lien Credit Facility) and each of the other agreements, documents and instruments providing for or evidencing any other Second Priority Claim, and any other document or instrument executed or delivered at any time in connection with any Second Priority Claims, including any intercreditor or joinder agreement among holders of Second Priority Claims, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.
          “Second Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the Second Lien Administrative Agent, together with its successors and permitted assigns in such capacity.
          “Second Priority Claims” means (a) Permitted Debt described in clause (vi) of the definition thereof and (b) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clause (a) above.
          “Second Priority Collateral Documents” has the meaning set forth in the Intercreditor Agreement.
          “Securities Act” means the U.S. Securities Act of 1933, as amended.

          “Separation Event” means any of the following events: (i) all principal of all of the Notes shall have become due and payable, whether at maturity, acceleration or otherwise, (ii) a tax redemption of the Notes issued by the Bermuda Issuer related to certain changes affecting withholding taxes has occurred pursuant to Section 3.10 hereof or (iii) there has been a Change of Control under clause (5) or (6) of the definition thereof.
          “Shelf Registration Statement” shall have the meaning ascribed to such term in the Registration Rights Agreement.
          “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this Indenture.
          “Similar Business” means any business conducted or proposed to be conducted by Holdings and the Restricted Subsidiaries on the date of this Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.
          “Specified Capital Stock” means Capital Stock of Holdings that was issued to a Second Lien Lender pursuant to the Second Lien Credit Facility as contemplated by Sections 6 and 7 of Article 2 of the Second Amendment (as in effect on the date of this Indenture and as defined in the Second Lien Credit Facility) so long as such Capital Stock is held by such Second Lien Lender or any of its Affiliates or any other Second Lien Lender or an Affiliate thereof which purchased such Capital Stock from such Second Lien Lender and, if applicable, its Affiliate.
          “Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.
          “Subordinated Indebtedness” means Indebtedness that:
          (1) provides that no payment of any obligations (other than regularly scheduled payments of interest) with respect to such Indebtedness will be required to be made prior to the date that is one year and one day after the final Stated Maturity of the Notes; and
          (2) is expressly subordinated in right of payment to the prior payment in full in cash of all Indenture Obligations.
          “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

          “Successor Notes” of any particular Note means every Note issued after, and evidencing all or a portion of the same debt as that evidenced by, such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.
          “Super Priority Agent” means the agent designated as such under the Intercreditor Agreement and shall initially be the RCF Administrative Agent, together with its successors and permitted assigns in such capacity.
          “Super Priority Cash Management Obligations” means any Cash Management Obligations secured by any collateral under the Super Priority Collateral Documents.
          “Super Priority Claims” means (a) all loans and reimbursement obligations in respect of letters of credit (regardless of whether drawn or undrawn), in each case, outstanding under the Revolving Credit Facility (provided that if the aggregate principal amount of such loans and reimbursement obligations outstanding thereunder exceeds (i) $25.0 million during the period from the date of the Intercreditor Agreement until the date occurring six months after such date, and (ii) $30.0 million thereafter (the “Maximum RCF Amount”), then only that portion of the principal amount of such Indebtedness equal to the Maximum RCF Amount shall be included as Super Priority Claims and interest shall only be included as Super Priority Claims to the extent related to such portion of the principal included as Super Priority Claims), (b) Super Priority Cash Management Obligations to the extent not exceeding $1.5 million in the aggregate at any time outstanding, (c) Super Priority Hedging Obligations and (d) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clauses (a), (b) and (c) above.
          “Super Priority Collateral” means all of the assets and property of the Issuers and Guarantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Super Priority Claims.
          “Super Priority Collateral Documents” has the meaning set forth in the Intercreditor Agreement.
          “Super Priority Hedging Obligations” means any Hedging Obligations that are permitted to be incurred under clause (vii) of the definition of the term “Permitted Debt” and that are secured by any collateral under the Super Priority Collateral Documents.
          “Super Priority Lenders” means the lenders under the Super Priority Loan Documents.
          “Super Priority Loan Documents” means the Revolving Credit Facility and the Credit Documents (as defined in the Revolving Credit Facility), including Swap Agreements entered into with a lender counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other Super Priority Claim, and any other document or instrument executed or delivered at any time in connection with any Super Priority Claims, including any intercreditor or joinder agreement among holders of Super Priority Claims, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of the Intercreditor Agreement.
          “Super Priority Obligations” means (a) Permitted Debt described in clause (i) of the definition thereof, (b) Super Priority Cash Management Obligations and Super Priority Hedging Obligations, and (c) all other Obligations of the Issuers and the Guarantors under the documents relating to Indebtedness described in clauses (a) and (b) above.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a “Swap Agreement”.
          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C §§ 77aaa-77bbbb), as in force at the date as of which this instrument was executed, except as provided in Section 10.03; provided, however, that in the event that the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.
          “Treasury Rate” means, at any redemption date, as obtained by the Issuers, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2013; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to April 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          “Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
          “Unit” means each unit consisting of $480 principal amount of Bermuda Notes and $520 principal amount of U.S. Notes, unless the Notes are separated as the result of a Separation Event.
          “Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

          “Unrestricted Definitive Security” means an Unrestricted Definitive Note or an Unrestricted Definitive Unit.
          “Unrestricted Definitive Unit” means a Unit that is comprised of Unrestricted Definitive Notes.
          “Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.
          “Unrestricted Global Security” means an Unrestricted Global Note or an Unrestricted Global Unit.
          “Unrestricted Global Unit” means a Unit comprised of Unrestricted Global Notes.
           “Unrestricted Subsidiary” means any Subsidiary of an Unrestricted Subsidiary or any Subsidiary of Holdings that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:
          (1) has no Indebtedness other than Non-Recourse Debt;
          (2) except as permitted by Section 5.11, is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings;
          (3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
          (4) has not guaranteed or otherwise directly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries.
          “U.S. Government Obligation” means:
          (1) any security which is: a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and
          (2) any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.
          “U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
          (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by
          (2) the then outstanding principal amount of such Indebtedness.
          Section 1.02 Other Definitions.

Term	Defined in Section
“Action”	12.10
“Additional Amounts”	5.19
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Base Amount”	5.24
“Bermuda Exchange Notes”	Recitals
“Affiliate Transaction”	5.11
“Asset Sale Offer”	5.10
“Bermuda Issuer”	Recitals
“Bermuda Notes”	Recitals
“Calculation Date”	Definition of Fixed Charge Coverage Ratio
“Carry-Forward Amount”	5.24
“Change of Control Offer”	5.14
“Change of Control Payment”	5.14
“Change of Control Payment Date”	5.14
“Covenant Defeasance”	9.03
“Custodian”	7.01
“Event of Default”	7.01
“Excess Cash Flow Offer”	5.15
“Excess Cash Flow Offer Amount”	5.15
“Excess Cash Flow Offer Payment”	5.15
“Excess Cash Flow Offer Payment Date”	5.15
“Excess Proceeds”	5.10
“Hedging Obligations”	Definition of Indebtedness
“Exchange Notes”	Recitals

“Issuers”	Recitals
“Legal Defeasance”	9.02
“Maximum Indenture Indebtedness Amount”	Definition of Indenture Claims
“Maximum RCF Amount”	Definition of Super Priority Claims
“Notes”	Recitals
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	7.01
“Permitted Debt”	5.09
“Primary Obligor”	Definition of Guarantee
“Purchase Date”	3.09
“Registrar“	2.03
“RCF Administrative Agent”	Definition of Revolving Credit Facility
“RCF Lenders”	Definition of Revolving Credit Facility
“Resale Restriction Termination Date”	2.06
“Restricted Payments“	5.07
“Second Lien Administrative Agent“	Definition of Second Lien Credit Facility
“Second Lien Lenders”	Definition of Second Lien Credit Facility
“Tax Jurisdiction”	5.19
“Tax Redemption Date”	3.10
“U.S. Exchange Notes”	Recitals
“U.S. Issuer”	Recitals
“U.S. Notes”	Recitals
          Section 1.03 Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
          Section 1.04 Rules of Construction. Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) “including” means including without limitation;

     (5) words in the singular include the plural, and in the plural include the singular;
     (6) provisions apply to successive events and transactions;
     (7) references to sections of or rules under the Securities Act, Exchange Act or TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
     (8) references to any statute, law or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law or regulation;
     (9) references to the date the Notes were originally issued shall refer to the date of this Indenture;
     (10) whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, premium, if any, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof; and
     (11) whenever in this Indenture there is mentioned, in any context, principal, premium, if any, interest or any other amount payable under, or with respect to, any Notes, such mention shall be deemed to include mention of the payment of Additional Interest to the extent that, in such context, Additional Interest is, was, are, were or would be payable in respect thereof pursuant to the provisions of the Notes.
ARTICLE 2
The Securities
     Section 2.01 Form and Dating.
     (a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication.
     The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

     (b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Security Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Security Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.
     (c) Units. Until the occurrence of a Separation Event, the Notes shall be issued as part of a Unit, each Unit consisting of $480 aggregate principal amount of Bermuda Notes and $520 principal amount of U.S. Notes. The Notes of each Issuer may not be separately transferred unless a Separation Event has occurred. The Units shall be comprised of Notes having aggregate minimum denominations of $2,000 and integral multiples of $10. The Units shall be issued in minimum denominations of five Units and integral multiples of one Unit in excess thereof.
     Upon the occurrence of a Separation Event, the Issuers shall mail a notice of such occurrence to the Trustee and the Holders and will take all actions necessary to permit the Notes to be separately traded. Until receipt of such notice, the Trustee shall not be charged with notice or knowledge of the existence of a Separation Event.
     (d) Temporary Global Securities. Global Securities offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Securities numbered from TRS-1 upward, which will be deposited on behalf of the purchasers of the Units with the Trustee, at the Corporate Trust Office of the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.
          A Participant through which the owner of a beneficial interest in a Temporary Regulation S Global Security holds such beneficial interest may provide to the Trustee (and the Trustee will accept) a duly completed Certificate of Beneficial Ownership at any time after the Restricted Period (it being understood that the Trustee will not accept any such certificate during the Restricted Period). Promptly after acceptance of a Certificate of Beneficial Ownership with respect to such a beneficial interest, the Trustee will cause such beneficial interest to be exchanged for an equivalent beneficial interest in a Permanent Regulation S Global Security, and will (x) permanently reduce the principal amount of such Temporary Regulation S Global Security by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Regulation S Global Security by the amount of such beneficial interest.
          Notwithstanding the preceding paragraph, if after the Restricted Period the Initial Purchaser owns a beneficial interest in a Temporary Regulation S Global Security, the Initial Purchaser may, upon written request to the Trustee, exchange such beneficial interest for an equivalent beneficial interest in a Permanent Regulation S Global Security, and the Trustee will comply with such request and will (x) permanently reduce the principal amount of such Temporary Regulation S Global Security by the amount of such beneficial interest and (y) increase the principal amount of such Permanent Regulation S Global Security by the amount of such beneficial interest.
          Notwithstanding anything to the contrary contained herein, any owner of a beneficial interest in a Regulation S Temporary Global Security shall not be entitled to receive payment of interest on such beneficial interest or other amounts in respect of such beneficial interest until such beneficial interest is exchanged for an interest in a Regulation S Permanent Global Security or transferred for an interest in another Global Security or Definitive Security.
     (e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Security and the Regulation S Permanent Global Security that are held by Participants through Euroclear or Clearstream.
     (f) 144A Global Securities and IAI Global Securities. Global Securities offered and sold in reliance on Rule 144A will be issued initially in the form of 144A Global Securities numbered from RA-1 upward, which will be deposited on behalf of the purchasers of the Units with the Trustee, at the Corporate Trust Office of the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of the purchasers of such Securities, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided. Global Securities offered and sold to Institutional Accredited Investors will be issued initially in the form of IAI Global Securities numbered from RIAI-1 upward, which will be deposited on behalf of the purchasers of the Units with the Trustee, at the Corporate Trust Office of the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of the purchasers of such Securities, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.
     Section 2.02 Execution and Authentication.
          At least one Officer must sign the Notes for an Issuer by manual or facsimile signature.
          If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

          A Note will not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
          The Trustee will, upon receipt of a written order of an Issuer signed by an Officer (an “Authentication Order”), authenticate Notes for original issue up to the aggregate principal amount of the Notes that may be validly issued under this Indenture (including Additional Notes in compliance with Section 5.09). The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.
          The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Issuers to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as any Registrar or Paying Agent to deal with Holders or an Affiliate of the Issuers.
          In the event the Issuers shall issue and the Trustee shall authenticate any Additional Notes, the Issuers shall use their commercially reasonable efforts to obtain the same “CUSIP” number for such Additional Notes (or the Unit of which such Additional Notes form a part) as is printed on the Notes outstanding at such time (or the Unit of which such outstanding Notes form a part); provided, however, that if any such Additional Notes issued under this Indenture are determined to be a different class of Notes than the Notes outstanding for Federal income tax purposes, the Issuers may obtain a “CUSIP” number for such Additional Notes (or the Unit of which such Additional Notes form a part) that is different from the “CUSIP” number printed on the Notes then outstanding (or the Unit of which such outstanding Notes form a part). Notwithstanding the foregoing, all Notes and Additional Notes issued under this Indenture shall vote and consent together on all matters as one class and neither the Notes nor Additional Notes will have the right to vote or consent as a separate class on any matter.
          Section 2.03 Registrar and Paying Agent.
          The Issuers shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the“Paying Agent”). The Registrar, acting on behalf of and as agent for the Issuers, shall keep a register (the “Register”) of the Securities and of their transfer and exchange. Such Register shall distinguish between Bermuda Notes and Bermuda Exchange Notes and between U.S. Notes and U.S. Exchange Notes. The Issuers may have one or more co-registrars and one or more additional paying agents.
          The term “Paying Agent” includes any additional paying agent. The Issuers shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall promptly notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation and indemnification therefor pursuant to Section 8.07. The Issuers may act as Paying Agent, Registrar, co-Registrar or transfer agent.
          The Issuers initially appoint the Trustee as Registrar and Paying Agent in connection with the Securities, until such time as the Trustee has resigned or a successor has been appointed pursuant to Section 8.08. Any of the Registrar, the Paying Agent or any other agent may resign upon 30 days’ notice to the Issuers.
          The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Securities.
          Section 2.04 Paying Agent To Hold Money in Trust.
          On or prior to 10:00 a.m. New York City time on each due date of the principal, premium, if any, and interest on any Note, the Issuers shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all sums held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes and shall notify the Trustee of any default by the Issuers or any other obligor in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. If an Issuer or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered to the Trustee.
          Section 2.05 Holder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuers shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list as of such date and in such form as the Trustee may reasonably request of the names and addresses of Holders; provided that as long as the Trustee is the Registrar, no such list need be furnished.
          Section 2.06 Transfer and Exchange.
          (a) Transfer and Exchange of Global Securities. A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A Global Security shall be exchanged by the Issuers for a Definitive Security only in the following limited circumstances:

     (1) the Depositary (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Security or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary within 90 days after the Issuers receive such notice or become aware of such cessation;
     (2) the Issuers, at their option and subject to the Depositary’s procedures, notify the Trustee in writing that it elects to cause the issuance of Definitive Securities; provided that in no event shall a Regulation S Temporary Global Security be exchanged for Definitive Securities prior to (a) the expiration of the Restricted Period and (b) the receipt of any certifications required pursuant to Rule 903; or
     (3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.
          Upon the occurrence of any of the preceding events above, Definitive Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.06 or 2.07 or 2.09 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Unit or Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.
          (b) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Securities will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Securities also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
     (1) Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Restricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Security in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Security may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

     (2) All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or
(B) both:
     (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged; and
     (ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (i) above;
provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certifications required pursuant to Rule 903.
     (3) Transfer of Beneficial Interests to Another Restricted Global Security. A beneficial interest in any Restricted Global Security may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Security if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:
     (A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
     (B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Security or the Regulation S Permanent Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

     (C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.
     (4) Transfer and Exchange of Beneficial Interests in a Restricted Global Security for Beneficial Interests in an Unrestricted Global Security. A beneficial interest in any Restricted Global Security may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Security or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:
     (A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable letter of transmittal that it is not (i) a broker-dealer, (ii) a Person participating in the distribution of the Registered Securities or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers;
     (B) such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;
     (C) such transfer is effected by a broker-dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or
     (D) the Registrar receives the following:
     (1) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or
     (2) if the holder of such beneficial interest in a Restricted Global Security proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and, in each such case set forth in this subparagraph (D), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement

          Legend are no longer required in order to maintain compliance with the Securities Act.
     If any such transfer is effected pursuant to the paragraph above at a time when an Unrestricted Global Security has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the paragraph above.
     Beneficial interests in an Unrestricted Global Security cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Security.
     (c) Transfer or Exchange of Beneficial Interests for Definitive Securities.
     (1) Beneficial Interests in Restricted Global Securities to Restricted Definitive Securities. If any holder of a beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a Restricted Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Security, then, upon receipt by the Registrar of the following documentation:
     (A) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a Restricted Definitive Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;
     (B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

     (F) if such beneficial interest is being transferred to Holdings or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Security in the appropriate principal amount. Any Restricted Definitive Security issued in exchange for a beneficial interest in a Restricted Global Security pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Securities to the Persons in whose names such Notes are so registered. Any Restricted Definitive Security issued in exchange for a beneficial interest in a Restricted Global Security pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.
     (2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certifications required pursuant to Rule 903(b)(3)(ii)(B) (in form approved by the Issuers or their counsel) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.
     (3) Beneficial Interests in Restricted Global Securities to Unrestricted Definitive Securities. A holder of a beneficial interest in a Restricted Global Security may exchange such beneficial interest for an Unrestricted Definitive Security or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security only if the Registrar receives the following:
(A) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for an Unrestricted Definitive Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or
(B) if the holder of such beneficial interest in a Restricted Global Security proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Security, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (4) Beneficial Interests in Unrestricted Global Securities to Unrestricted Definitive Securities. If any holder of a beneficial interest in an Unrestricted Global Security proposes to exchange such beneficial interest for a Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Security, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Security in the appropriate principal amount. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Securities to the Persons in whose names such Notes are so registered. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.
(d) Transfer and Exchange of Definitive Securities for Beneficial Interests.
     (1) Restricted Definitive Securities to Beneficial Interests in Restricted Global Securities. If any Holder of a Restricted Definitive Security proposes to exchange such Note for a beneficial interest in a Restricted Global Security or to transfer such Restricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Security, then, upon receipt by the Registrar of the following documentation:
     (A) if the Holder of such Restricted Definitive Security proposes to exchange such Note for a beneficial interest in a Restricted Global Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;
     (B) if such Restricted Definitive Security is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;
     (C) if such Restricted Definitive Security is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;
     (D) if such Restricted Definitive Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;
     (E) if such Restricted Definitive Security is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;
     (F) if such Restricted Definitive Security is being transferred to Holdings or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or
     (G) if such Restricted Definitive Security is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Security, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Security, in the case of clause (B) above, the 144A Global Security, in the case of clause (C) above, the Regulation S Global Security, in the case of clause (E) above, the IAI Global Security, and in all other cases, the applicable Global Security.
     (2) Restricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of a Restricted Definitive Security may exchange such Note for a beneficial interest in an Unrestricted Global Security or transfer such Restricted Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security only if the Registrar receives the following:
(A) if the Holder of such Definitive Securities proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or
(B) if the Holder of such Definitive Securities proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

     Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Securities and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Security.
     (3) Unrestricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of an Unrestricted Definitive Security may exchange such Note for a beneficial interest in an Unrestricted Global Security or transfer such Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Security and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Securities.
     If any such exchange or transfer from a Definitive Security to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Security has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the principal amount of Definitive Securities so transferred.
     (e) Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).
     (1) Restricted Definitive Securities to Restricted Definitive Securities. Any Restricted Definitive Security may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Security if the Registrar receives the following:
(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;
(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and
(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

     (2) Restricted Definitive Securities to Unrestricted Definitive Securities. Any Restricted Definitive Security may be exchanged by the Holder thereof for an Unrestricted Definitive Security or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Security if the Registrar receives the following:
(A) if the Holder of such Restricted Definitive Securities proposes to exchange such Securities for an Unrestricted Definitive Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or
(B) if the Holder of such Restricted Definitive Securities proposes to transfer such Securities to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;
and if the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.
     (3) Unrestricted Definitive Securities to Unrestricted Definitive Securities. A Holder of Unrestricted Definitive Securities may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Securities pursuant to the instructions from the Holder thereof.
     (f) Legends. The following legends will appear on the face of all Global Securities and Definitive Securities issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.
     (1) Private Placement Legend.
     (A) Except as permitted by subparagraph (B) below, each Global Security and each Definitive Security (and all Securities issued in exchange therefor or substitution thereof other than Registered Securities) shall bear the legend in substantially the following form:
     “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE RE-OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.
     THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON AND

IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN OFFSHORE TRANSACTIONS WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S OR TRANSFER AGENT’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”
     (B) Notwithstanding the foregoing, any Global Security or Definitive Security issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.
     (2) Global Security Legend. Each Global Security will bear a legend in substantially the following form:
“THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (4) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
     (3) Regulation S Temporary Global Security Legend. The Regulation S Temporary Global Security will bear a Legend in substantially the following form:
     “THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL SECURITY, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE SECURITIES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN). NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON.
     PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT.”
     (4) Unit Legend. Each Note issued prior to the occurrence of a Separation Event will bear the following legend (the “Unit Legend”) on the face thereof:
     “THE NOTES EVIDENCED BY THIS CERTIFICATE WERE INITIALLY ISSUED AS PART OF AN ISSUANCE OF UNITS, EACH OF WHICH CONSIST OF $480 PRINCIPAL AMOUNT OF 12% SENIOR SECURED NOTES DUE 2015 (THE “BERMUDA NOTES”) ISSUED BY STRATUS TECHNOLOGIES BERMUDA LTD. (THE “BERMUDA ISSUER”) AND $520 PRINCIPAL AMOUNT OF 12% SENIOR SECURED NOTES DUE 2015 (THE “U.S. NOTES” AND, TOGETHER WITH THE BERMUDA NOTES, THE “NOTES”) ISSUED BY STRATUS TECHNOLOGIES, INC. (THE “U.S. ISSUER” AND, TOGETHER WITH THE BERMUDA ISSUER, THE “ISSUERS”). UNTIL THE

OCCURRENCE OF A SEPARATION EVENT (AS DEFINED IN THE INDENTURE), THE NOTES EVIDENCED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, AND MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE OTHER NOTES THAT ARE PART OF THE UNIT.”
     (g) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security will be returned to or retained and canceled by the Trustee in accordance with Section 2.10 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Notes represented by such Global Security will be reduced accordingly and an endorsement will be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security will be increased accordingly and an endorsement will be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
(h) General Provisions Relating to Transfers and Exchanges.
          (1) To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request. From time to time, the Issuers will execute additional Definitive Securities as necessary to permit the registration of a transfer or exchange in accordance with this Section 2.06.
          (2) No service charge will be made to a Holder of a beneficial interest in a Global Security or to a Holder of a Definitive Security for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.09, 3.06, 3.10, 5.10, 5.14 and 5.15 hereof).
          (3) All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities will be the valid obligations of the Issuers, evidencing the same debt (except for the differences between the Bermuda Notes and Bermuda Exchange Notes and between the U.S. Notes and U.S. Exchange Notes), and entitled to the same benefits under this Indenture, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.
          (4) Neither the Registrar nor the Issuers will be required:
(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.03 hereof and ending at the close of business on the day of selection; or
(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
     (5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to the record date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.
     (6) The Trustee will authenticate Global Securities and Definitive Securities in accordance with the provisions of Section 2.02 hereof.
     (7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.
     (8) The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note or Unit (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note or Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
     Section 2.07 Replacement Units and Notes.
          If a mutilated Unit or Note is surrendered to the Trustee or Registrar or if the Holder of a Unit or Note claims that the Unit or Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Unit or Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee and the Issuers. Except with respect to mutilated Units and Notes, such Holder must provide an affidavit of lost certificate and furnish an indemnity bond sufficient in the judgment of the Issuers, the Guarantors and the Trustee to protect the Issuers, the Guarantors, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss, liability, cost or expense which any of them may suffer if a Unit or Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Unit or Note.
          In case any such mutilated, lost, destroyed or wrongfully taken Unit or Note has become or is about to become due and payable, the Issuers in their discretion may pay such Unit or Note instead of issuing a new Unit or Note in replacement thereof.

          Every replacement Unit or Note issued pursuant to the terms of this Section 2.07 shall constitute an additional obligation of the Issuers and the Guarantors under this Indenture.
          The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Units or Notes.
Section 2.08 Outstanding Units and Notes.
          Units or Notes outstanding at any time are all Units or Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to the provisions of Section 2.06, a Unit or Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds such Unit or Note.
          If a Unit or Note is replaced pursuant to Section 2.07 (other than a mutilated Unit or Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Unit or Note is held by a bona fide purchaser. A mutilated Unit or Note ceases to be outstanding upon surrender of such Unit or Note and replacement thereof pursuant to Section 2.07.
          If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date or, pursuant to Section 9.04(a), within 91 days prior thereto, money sufficient to pay all principal and interest payable on that redemption or maturity date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after such date such Notes (or portions thereof) cease to be outstanding and on and after such redemption or maturity date interest on them ceases to accrue.
Section 2.09 Temporary Units and Notes.
          Until definitive Units or Notes are ready for delivery, the Issuers may prepare and execute and the Trustee shall authenticate temporary Units or Notes upon receipt of a written order of the Issuers in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Units or Notes to be authenticated and the date on which the temporary Units or Notes are to be authenticated. Temporary Units and Notes shall be substantially in the form of definitive Units and Notes but may have variations that the Issuers considers appropriate for temporary Units and Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Units and Notes and deliver them in exchange for temporary securities.
Section 2.10 Cancellation.
          The Issuers at any time may deliver Units or Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Units or Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the discretion of the Trustee, the Registrar or the Paying Agent, and no one else shall cancel all Units or Notes surrendered for registration of transfer, exchange, payment or cancellation and deliver such canceled Units or Notes to the Issuers. The Trustee shall from time to time provide the Issuers a list of all Units or Notes that have been canceled as requested by the Issuers. Subject to Section 2.07, the Issuers may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall dispose of all cancelled Units and Notes in accordance with its customary procedures, or, at the written request of the Issuers, shall return the same to the Issuers.
          Section 2.11 Defaulted Interest.
          If the Issuers default in a payment of interest on the Notes, the Issuers shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner in accordance with Section 5.01. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
Section 2.12 CUSIP Numbers.
          The Issuers in issuing the Units shall use “CUSIP” numbers. If a Separation Event occurs, the Bermuda Issuer and the U.S. Issuer shall as soon as practicable obtain “CUSIP” numbers for the U.S. Notes and Bermuda Notes, respectively. The Trustee shall use “CUSIP” numbers in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Units or Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Units or Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the CUSIP numbers.
          Section 2.13 Transfers of Notes Held by Affiliates.
          Any certificate (i) evidencing a Unit or Note that has been transferred to an Affiliate of an Issuer within one year after the date of this Indenture, as evidenced by a notation on the Assignment Form for such transfer or in the representation letter delivered in respect thereof or (ii) evidencing a Unit or Note that has been acquired from an Affiliate (other than by an Affiliate) in a transaction or a chain of transactions not involving any public offering, shall, until one year after the last date on which either an Issuer or any Affiliate of an Issuer was an owner of such Unit or Note, in each case, bear the Private Placement Legend, unless otherwise agreed by the Issuers (with written notice thereof to the Trustee).
Section 2.14 Treasury Notes.
          In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

ARTICLE 3
Redemption and Prepayment
          Section 3.01 Notices to Trustee. If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they shall furnish to the Trustee, at least 45 days (or such shorter period as shall be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (i) the subsection of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price. If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in this Indenture or the terms of the Notes to be redeemed, will be set forth in an additional Officers’ Certificate of Holdings or the Issuers delivered to the Trustee no later than two Business Days prior to the redemption date. If any such redemption is subject to compliance with a condition provided for herein, such Officers’ Certificate shall certify that such condition has been complied with.
          Section 3.02 Selection of Notes to be Redeemed. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption (as Units, except in the case of a redemption pursuant to Section 3.10) shall be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, subject to the Applicable Procedures; provided that no Notes of $2,000 or less shall be redeemed in part. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.
          The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $1,000 or an integral multiple of $10 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if less than $1,000 or not a multiple of $10, shall be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest shall cease to accrue on the principal amount of the Notes or portions thereof called for redemption. Except as provided in this Section 3.02, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.
          Section 3.03 Notice of Redemption. Subject to the provisions of Sections 3.09 and 5.15 hereof, at least 30 but not more than 60 days before the redemption date, the Issuers shall mail or caused to be mailed, by first class mail, a notice of redemption to each Holder of Notes whose Notes are to be redeemed at its registered address.
          The notice shall identify the Notes to be redeemed and shall state:
          (a) the redemption date;

          (b) the redemption price or, if not then ascertainable, the manner of calculation thereof;
          (c) if any Note is to be redeemed in part only, the portion of the principal amount thereof to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;
          (d) the name and address of the Paying Agent;
          (e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
          (f) that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;
          (g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
          (h) the CUSIP number; provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
          At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 45 days prior to the redemption date or such lesser number of days as agreed by the Trustee, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.
          Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
          Section 3.05 Deposit of Redemption Price. At or prior to 10:00 a.m. Eastern Time on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price and accrued interest on all Notes to be redeemed.
          If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered on the redemption date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 5.01 hereof.
          Section 3.06 Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption sent pursuant to Section 3.03 of this Indenture that relates to such Note shall state the portion of the principal amount of that Note to be redeemed. Upon the Issuers’ written request, the Trustee shall (i) cancel the original Note and (ii) authenticate for the Holder at the expense of the Issuers a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the Holder thereof, or in the case of a Global Note make such notation on the schedule of exchanges to such Global Note.
          Section 3.07 Optional Redemption. (a) Except as set forth in subsection (b), (c) and (d) of this Section 3.07 and in Section 3.08 and Section 3.10, the Issuers shall not be entitled to redeem the Notes at their option prior to April 15, 2013.
          On and after April 15, 2013, the Issuers may redeem the Notes as Units, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the periods set forth below:

For the period below	Percentage
On or after April 15, 2013 but prior to January 15, 2015	112.000%
On or after January 15, 2015	100.000%
          (b) Notwithstanding the provisions of subsection (a) of this Section 3.07, prior to April 15, 2013, the Issuers may redeem as Units up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture at a redemption price of 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date if:
     (1) such redemption is made with the net cash proceeds of one or more Equity Offerings;
     (2) at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or any of its Subsidiaries); and
     (3) the redemption occurs within 90 days of such Equity Offering.
          (c) Notwithstanding the provisions of subsection (a) of this Section 3.07, at any time prior to April 15, 2013, the Issuers may redeem a portion of the Notes as Units upon not less than 30 nor more than 60 days’ notice at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on an interest payment date falling on or prior to the redemption date; provided, that the maximum aggregate principal amount of the Notes that may be redeemed pursuant to this clause (c) during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of this Indenture, shall not exceed 10% of the aggregate principal amount of Notes originally issued under this Indenture.
          (d) Notwithstanding the provisions of subsection (a) of this Section 3.07, prior to April 15, 2013, the Issuers will be entitled at their option to redeem some or all of the Notes as Units at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium (the Trustee having no responsibility for determining such Applicable Premium) as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.
          (e) Any redemption of the Notes pursuant to this Section 3.07 shall include U.S. Notes and Bermuda Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption.
          (f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.
          Section 3.08 Mandatory Redemption; Offers to Purchase; Open Market Purchases. Except as set forth in Sections 5.10, 5.14 and 5.15 hereof, neither Issuer is required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes issued by it. Holdings or any Subsidiary of Holdings may at any time and from time to time purchase Notes in the open market or otherwise.
          Section 3.09 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 5.10 hereof, the Issuers shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified in this Section 3.09.
          The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the principal amount of Notes required to be purchased pursuant to Section 5.10 hereof (the “Offer Amount”). Payment for any Notes so purchased shall be made in the same manner as interest payments are made.
          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered on such Purchase Date.
          Upon the commencement of an Asset Sale Offer, the Issuers shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:
     (a) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 5.10 hereof and the length of time the Asset Sale Offer shall remain open;
     (b) the Offer Amount, the purchase price and the Purchase Date;
     (c) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (d) that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;
     (e) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes in denominations of $1,000, or integral multiples of $10 in excess thereof, (unless such amount represents the entire principal amount of Notes held by such Holder) purchased;
     (f) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent or the Depositary, as applicable, at the address specified in the notice prior to the expiration of the Offer Period, subject to the Applicable Procedures;
     (g) that Holders shall be entitled to withdraw their election if the Paying Agent or the Depositary, as applicable, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased, subject to the Applicable Procedures;
     (h) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1,000, or integral multiples of $10 in excess thereof, shall be purchased), subject to the Applicable Procedures; and
     (i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $10 in excess thereof.
     On or before the Purchase Date, subject to the Applicable Procedures, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or, if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an

Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Paying Agent shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount received from the Issuers equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note (as Units, if applicable), and the Trustee, upon written request from the Issuers shall authenticate and mail (or cause to be transferred by book-entry) such new Note (as Units, if applicable) to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed (or caused to be transferred by book-entry) by the Issuers to the Holder thereof. The Issuers (or the Trustee upon the request and at the expense of the Issuers) shall notify the Holders of the results of the Asset Sale Offer promptly after the Purchase Date.
          Prior to the time the Issuers are required to make an Asset Sale Offer, the provisions in this Section 3.09 of this Indenture may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
          Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
          Section 3.10 Redemption for Change in Taxes.
          (a) The Bermuda Issuer may redeem the Bermuda Notes, in whole, but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in Sections 3.01 through 3.06 hereof), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Bermuda Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Bermuda Notes, the Bermuda Issuer or Guarantor has or would be required to pay Additional Amounts, and the Bermuda Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, as a result of:
     (1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture); or
     (2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under this Indenture).
          (b) The Bermuda Issuer shall not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Bermuda Issuer or Guarantor, as the case may be, would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Bermuda Issuer will deliver to the Trustee an Officers’ Certificate and the opinion of an internationally recognized law firm experienced in such matters, who is reasonably acceptable to the Trustee, to the effect that there has been such change or amendment which would entitle the Bermuda Issuer to redeem such Notes hereunder and an Officers’ Certificate to the effect that the Bermuda Issuer cannot avoid any obligation to pay Additional Amounts by taking reasonable measures available. The Trustee will accept such Officers’ Certificate and opinion as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes. For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such directive will not be a change or amendment for such purposes.
ARTICLE 4
Satisfaction and Discharge
          Section 4.01 Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except Sections 2.05, 2.06, 2.07, 2.08, 2.09, 8.01, 8.02, 8.03 and 8.07), and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture if:
     (a) either:
     (i) the Issuers will have paid or caused to be paid the principal of, premium, if any, and interest on the Notes as and when the same will have become due and payable;
     (ii) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation; or
     (iii) an irrevocable notice of redemption has been delivered in accordance with Section 3.03 with respect to all outstanding Notes and the Issuers have made an irrevocable deposit with the Trustee, in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, the scheduled payments of principal of and interest thereon which will be sufficient, or a combination thereof, in such amounts as will be sufficient (and, if any U.S. Government Obligations are so deposited, sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants) to pay the principal or premium, if any, and interest on the outstanding Notes on the applicable redemption date;
          (b) the Issuers and the Guarantors have paid all other sums payable by them under this Indenture and the other Indenture Documents; and
          (c) the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel stating that all conditions have been met.
          Section 4.02 Application of Trust Money. Subject to the provisions of the last paragraph of this Section 4.02, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 4.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.
     The Issuers shall jointly and severally pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 4.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
     Anything in this Article Four to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable U.S. Government Obligations held by it as provided in Section 4.01 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 4.01 and which opinion need not be delivered unless non-callable U.S. Government Obligations were delivered pursuant to Section 4.01), are in excess of the amount of money or non-callable U.S. Government Obligations that would then be required to be deposited to effect an equivalent satisfaction and discharge of this Indenture.
ARTICLE 5
Covenants
          Section 5.01 Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, or the Trustee holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Issuers shall pay all Additional Interest, if any, in the same manner, to the same Persons and on the same dates as ordinary interest and in the amounts set forth in the Registration Rights Agreement.

          The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.
          The Issuers will be responsible for making calculations called for under the Notes, including but not limited to determination of redemption price, premium, if any, and other amounts payable on the Notes, if any. The Issuers will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders of the Notes. The Issuers will provide a schedule of its calculations to the Trustee when applicable, and the Trustee is entitled to rely conclusively on the accuracy of the Issuers’ calculations without independent verification.
          Section 5.02 Maintenance of Office or Agency. The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
          The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
          The Issuers hereby designate the Corporate Trust Office of the Trustee one such office or agency of the Issuers.
          Section 5.03 Reports. So long as any Notes are outstanding, Holdings will furnish to the holders of the Notes and the Trustee:
          (1) not later than (x) 120 days following the end of the fiscal year of Holdings ended February 28, 2010 and (y) 95 days following the end of each fiscal year of Holdings thereafter, an audited consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in this offering memorandum) of Holdings for such fiscal year, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including, if applicable, either on the face of the financial statements or in the footnotes thereto or in Management’s Discussion and

Analysis of Financial Condition and Results of Operations, summary or capsule income statement and balance sheet information for and as of the end of the most recently completed fiscal year for any Unrestricted Subsidiaries of Holdings (on a consolidated basis), if any) and a report thereon by Holdings’ certified independent accountants;
          (2) not later than 50 days following the end of each of the first three fiscal quarters of Holdings, a consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity and a statement of cash flows (including notes thereto and consistent in form with the financial statements contained in this offering memorandum) of Holdings for such fiscal quarter, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including, if applicable, either on the face of the financial statements or in the footnotes thereto or in Management’s Discussion and Analysis of Financial Condition and Results of Operations, summary or capsule income statement and balance sheet information for and as of the end of the most recently completed fiscal quarter for any Unrestricted Subsidiaries of Holdings (on a consolidated basis), if any); and
          (3) promptly from time to time after the occurrence of an event required to be therein reported pursuant to Items 1.01 (other than any agreement described in the second or third sentence of instruction 1 thereto), 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02 (other than pursuant to Item 5.02(c)(3), 5.02(d)(5) or 5.02(e)), the information that would be required to be filed with the SEC on Form 8-K if Holdings were required to file such reports, provided, however, that reports provided pursuant to clauses (1) and (2) above shall not be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 and 402 of Regulation S-K, (b) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (c) Rule 3-10 (except to the extent required under either such clause (1) or (2)) or 3-16 of Regulation S-X.
          From and after the effective date of the exchange offer registration statement contemplated by the Registration Rights Agreement, notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers will file with the SEC (to the extent the SEC will accept such filings) such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and as are or would be applicable to the Issuers, such information, documents and other reports to be so filed at the times specified for the filings of such information, documents and reports under such Sections and the availability of the same on the SEC’s EDGAR service (or its successor) shall be deemed to satisfy the Issuers’ obligations in the preceding paragraph.
          Holdings will (a) distribute such information and such reports electronically to the Trustee, and (b) make them available, upon request, to any holder and to any beneficial owner of the Notes by posting such information and reports on IntraLinks or a comparable password protected online data system, which will require a confidentiality acknowledgement, and will make such information and reports readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on IntraLinks or such comparable password protected online data system, which will require a confidentiality acknowledgment; provided that if such information is to be provided by means of IntraLinks or a comparable password protected online data system, then Holdings shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker. The availability of any of the foregoing information and reports on the SEC’s EDGAR filing system (or other successor electronic filing system) shall be deemed to satisfy Holdings’ delivery obligations with respect thereto.
          Holdings will, for so long as any Notes remain outstanding, hold and participate in quarterly conference calls with the holders of the Notes, beneficial owners of the Notes and securities analysts who have provided the confidentiality acknowledgement referred to in the preceding paragraph, to discuss such financial information no later than ten business days after (a) distribution of such financial information or (b) if filed on the SEC’s EDGAR filing system (or other successor electronic system), the date such financial information is so filed. Neither the Trustee nor the Collateral Agent shall be required to participate in any such conference calls.
          Holdings will also, for so long as any Notes remain outstanding, furnish or cause to be furnished to the holders of the Notes, beneficial owners of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
          Delivery of the reports, information and documents required by this Section to be delivered to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ and the Guarantors’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on certificates provided for in this Indenture).
          Section 5.04 Compliance Certificate. (a) The Issuers and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate that need not need comply with Section 11.05, one signer of which shall be the principal executive officer, principal financial officer, or principal accounting officer of the Issuers and Guarantors, stating that a review of the activities of Holdings and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuers and each Guarantor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer or Guarantor is taking or proposes to take with respect thereto).
          (b) The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer thereof becoming aware of any Default or Event of

Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.
          Section 5.05 Taxes. Holdings shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.
          Section 5.06 Stay, Extension and Usury Laws. Each of the Issuers and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuers and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.
          Section 5.07 Restricted Payments. (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (i) declare or pay any dividend on, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving Holdings or any Restricted Subsidiary) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to Holdings or any Restricted Subsidiary (and, if such Restricted Subsidiary has stockholders other than Holdings or other Restricted Subsidiaries, to its other stockholders on no more than a pro rata basis));
     (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdings held by any Person or any Equity Interests of any Restricted Subsidiary held by any Affiliate of Holdings (in each case other than held by Holdings or a Restricted Subsidiary), including in connection with any merger amalgamation or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of Holdings that are not Disqualified Stock);
     (iii) make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness (other than Indebtedness owed to an Issuer or Guarantor) that is (i) contractually subordinated in right of payment to the Notes or any Guarantee thereof or (ii) outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility or any such Permitted Refinancing Debt; or

     (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
     (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
     (B) Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a); and
     (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through (xii) of subsection (b) below), is, at the time of determination, less than the sum of:
     (1) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter occurring after the date of this Indenture to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (2) 100% of the aggregate net cash proceeds received by Holdings from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to the date of this Indenture (other than an issuance or sale to a Subsidiary of Holdings) and 100% of any cash capital contribution received by Holdings from its shareholders subsequent to the date of this Indenture, plus
     (3) the amount by which the principal amount of any Indebtedness of Holdings or a Restricted Subsidiary is reduced upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of this Indenture of any Indebtedness of Holdings or a Restricted Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings or a Restricted Subsidiary upon such conversion or exchange); plus
     (4) the amount equal to the sum of (x) the net reduction in the Restricted Investments made by Holdings or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in clause (1) above in respect of Consolidated Net Income), in each case realized by Holdings or any Restricted Subsidiary, and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.
     (b) The foregoing provisions shall not prohibit:
     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;
     (ii) any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of Holdings (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of Holdings) or a substantially concurrent cash capital contribution received by Holdings from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (iv)(C)(2) of subsection (a) above;
     (iii) the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of either Issuer or any Guarantor that is (a) contractually subordinated in right of payment to the Notes or to any Note Guarantee or (b) outstanding under the Second Lien Credit Facility or any Permitted Refinancing Debt that refinances any Second Lien Credit Facility, in either case, in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;
     (iv) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by employees, former employees, directors, former directors, consultants or former consultants of Holdings (or any of its Restricted Subsidiaries); provided that the aggregate amount of such redemptions, repurchases, retirements and other acquisitions (excluding amounts representing cancellation of Indebtedness but including, for the avoidance of doubt, the aggregate principal amount of all Permitted Debt described in clause (16) of the definition thereof issued as consideration for any such redemptions, repurchases, retirements or other acquisitions) pursuant to this clause (iv) shall not exceed $3.0 million in any fiscal year and $7.0 million in the aggregate since the date of this Indenture (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) (in each case plus the amount of net cash and proceeds received by Holdings and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by Holdings to members of management of Holdings and its Restricted Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment);
     (v) payments of dividends on Disqualified Stock issued pursuant to Section 5.09;
     (vi) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;
     (vii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this caption (as determined in good faith by the Board of Directors);
     (viii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (v) of Section 5.09(b);
     (ix) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of either Issuer or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to Section 5.10, 5.14 or 3.10; provided that the price of any such repurchase, redemption or other acquisition or retirement for value shall not exceed (i) 101%, if made pursuant to provisions of the agreements, instruments or documents governing or evidencing such Indebtedness similar to Section 5.14 or (ii) 100%, if made pursuant to provisions of the agreements, instruments or documents governing or evidencing such Indebtedness similar to Section 5.10 or 3.10; provided further, that all Notes tendered by holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, or all of the Bermuda Notes have been redeemed pursuant to Section 3.10, as the case may be, shall have first been repurchased, redeemed or acquired for value;
     (x) [Reserved];
     (xi) Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (xi) and then outstanding, does not exceed $2.0 million; or
          (xii) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of either Issuer or any Guarantor that is outstanding under the Second Lien Credit Facility to the extent required pursuant to provisions thereunder (as in effect on the date of this Indenture) as a result of the events or circumstances that gave rise to the obligations of the Issuers to make a Change of Control Offer, an Asset Sale Offer, an Excess Cash Flow Offer or a redemption pursuant to Section 3.10, as applicable, for the Notes; provided that the price of any such repurchase, redemption or other acquisition or retirement for value shall not exceed (i) 101% of the principal amount thereof, if made pursuant to a provision of the Second Lien

Credit Facility triggered by the events or circumstances that gave rise to the obligation of the Issuers to make a Change of Control Offer or (ii) 100% of the principal amount thereof, if made pursuant to provisions of the Second Lien Credit Facility triggered by the events or circumstances that gave rise to the obligations of the Issuers to make an Asset Sale Offer, Excess Cash Flow Offer or redemption pursuant to Section 3.10, as applicable; provided further, that all Notes tendered by holders in connection with a Change of Control Offer, Asset Sale Offer or Excess Cash Flow Offer, as applicable, or all of the Bermuda Notes have been redeemed pursuant to Section 3.10, as the case may be, shall have first been repurchased or redeemed, as the case may be.
          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (evidenced by a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate delivered to the Trustee) on the date of the Restricted Payment of the assets proposed to be transferred by Holdings or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.
          If Holdings or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with Section 5.10, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to Section 5.07(a)(iii), the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to Section 5.07(a)(iii).
          For purposes of this Section 5.07, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Holdings may classify such Investment or Restricted Payment in any manner that complies with this Section 5.07 and may later reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
          For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by Section 5.11(viii) or (x) (solely to the extent that such payment is not made in the form a dividend declared on the Equity Interests of Holdings) shall be considered a Restricted Payment for purposes of, or otherwise restricted, except to the extent provided in Section 5.11(viii) or (x), respectively, by, this Indenture.
          Section 5.08 Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

     (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;
     (iii) make any loans or advances to Holdings or any of its Restricted Subsidiaries; or
     (iv) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.
          (b) The foregoing restrictions shall not apply to encumbrances or restrictions existing under or by reason of:
     (i) any agreements in effect or entered into on the date of this Indenture, including agreements governing existing Indebtedness (including the Second Lien Credit Facility) as in effect on the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Indenture (as determined in good faith by the Issuers);
     (ii) the Revolving Credit Facility as in effect as of the date of this Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or additional facilities are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of this Indenture (as determined in good faith by the Issuers);
     (iii) the Indenture Documents;
     (iv) applicable law and any applicable rule, regulation or order;
     (v) customary non-assignment provisions in leases, licenses, agreements to transfer or other agreements, or with respect to any option or similar right, in each case entered into in the ordinary course of business;
     (vi) purchase money obligations that impose restrictions of the nature described in clause (iv) of subsection (a) above on the property so acquired;
     (vii) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition thereof;
     (viii) any agreement or other instrument of a Person acquired by Holdings or any Restricted Subsidiary, or that becomes a Restricted Subsidiary, in existence at the time of such acquisition or designation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
     (ix) Liens that limit the right of Holdings or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;
     (x) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
     (xi) any such encumbrance or restriction (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive to the holders of the Notes than the encumbrances and restrictions contained in the agreements described in clauses (i) and (ii) above (as determined in good faith by the Issuers), or (ii) if such encumbrance or restriction is not materially more restrictive to the holders of the Notes than is customary in comparable financings (as determined in good faith by the Issuers) and either (x) the Issuers determine in good faith that such encumbrance or restriction will not materially affect the Issuers’ ability to make the principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;
     (xii) restrictions on cash or other deposits or net worth imposed under leases or by customers under contracts entered into in the ordinary course of business;
     (xiii) customary restrictions on the transfer of copyrighted or patented material; and
     (xiv) any agreement that restricts the ability of an Issuer to pay dividends or make any other distributions, pay any Indebtedness owed, make any loans or advances or sell, lease or transfer any of its properties or assets to Holdings.
          Section 5.09 Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and Holdings shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries (including the Issuers) to issue any shares of Preferred Stock; provided, however, that either Issuer and any Guarantor may Incur Subordinated Indebtedness (including Acquired Debt) and Holdings may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Subordinated Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Subordinated Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; provided further, however, that notwithstanding anything to the contrary in the immediately preceding proviso, the Issuers may Incur Indebtedness evidenced by Additional Notes comprising additional Units, if (i) the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Additional Notes are Incurred would have been at least 2.0 to 1.0 and (ii) the Consolidated Leverage Ratio of Holdings for such four fiscal quarter period would not have exceeded 3.0 to 1.0, in each case, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the Indebtedness evidenced by such Additional Notes had been Incurred at the beginning of such four-quarter period.
          (b) The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):
     (i) the Incurrence by the Issuers and the Guarantors (including any Guarantees thereof) of Indebtedness pursuant to the Revolving Credit Facility in an aggregate principal amount not to exceed as of any date of Incurrence the sum of (A) $25.0 million plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, premiums and other costs and expenses incurred in connection with such refinancing, less the sum of (i) the aggregate amount of all Net Proceeds of Asset Sales elected to be applied to permanently reduce such Indebtedness under the Revolving Credit Facility pursuant to Section 5.10(b)(i) and (ii) the aggregate amount of all commitment reductions elected by the Issuers to be included in clause (ii)(F) of the definition of the term “Excess Cash Flow;”
     (ii) the Incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (excluding any Additional Notes) and the related Guarantees;
     (iii) the Incurrence by either Issuer, Holdings or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of Holdings or such Restricted Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (3) and then outstanding, will not exceed $5.0 million;
     (iv) the Incurrence by either Issuer, Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to subsection (a) above or pursuant to clause (ii), (vi) or (viii) of this subsection (b) or this clause (iv);
     (v) the Incurrence of intercompany Indebtedness owed to or held by Holdings or any of its Restricted Subsidiaries; provided that if such Indebtedness is owed by

Holdings or any of its Restricted Subsidiaries to a Restricted Subsidiary that is not a Guarantor, such Indebtedness shall be unsecured;
     (vi) the Incurrence by the Issuers and the Guarantors (including any Guarantees thereof) of Indebtedness pursuant to Second Lien Credit Facility in an aggregate principal amount not to exceed as of any date of Incurrence $77.1 million less the aggregate principal amount of all prepayments thereof made after the date of this Indenture;
     (vii) the Incurrence by Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging (A) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (B) currency exchange risk in connection with then existing financial obligations in the ordinary course of business and not for purposes of speculation;
     (viii) the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (i), (ii), (v) or (vi) of Section 5.09(b));
     (ix) the Incurrence of obligations in respect of (a) workers’ compensation claims, self-insurance obligations, letters of credit, bank guarantees, performance, bid and surety bonds and similar bonds and completion guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business, and (b) deferred compensation to employees of the Issuers or their Restricted Subsidiaries in the ordinary course of business;
     (x) the Incurrence by Holdings or any of its Restricted Subsidiaries of Cash Management Obligations;
     (xi) Indebtedness of Foreign Restricted Subsidiaries, which Indebtedness, when added together with any other Indebtedness incurred under this clause (xi) and then outstanding, will not exceed $5.0 million;
     (xii) Indebtedness of Holdings or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;
     (xiii) the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness (including Additional Notes), or issuance of Disqualified Stock by Holdings (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this Section 5.09(b)) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (xiii) and then outstanding, will not exceed $5.0 million;
     (xiv) Guarantees by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or any Restricted Subsidiary to the extent that the guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed (x) is subordinated to the Notes or a Note Guarantee, then the Guarantee must be subordinated to the same extent as the

Indebtedness being guaranteed or (y) is owed by any Restricted Subsidiary that is not a Guarantor, such Guarantee shall be subordinated to the prior payment in full of the Notes in the case of an Issuer or the Note Guarantee in the case of a Guarantor;
     (xv) Indebtedness arising from agreements of either Issuer or a Restricted Subsidiary providing for indemnification, contribution, amount, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Restricted Subsidiary; and
     (xvi) Indebtedness of Holdings or any of its Restricted Subsidiaries evidenced by promissory notes issued to employees, former employees, directors or former directors of either Issuer or any of its Subsidiaries in lieu of any cash payment permitted to be made under clause (iv) of Section 5.07(b); provided, that all such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and the Note Guarantee.
          (c) For purposes of determining compliance with this covenant, (x) the outstanding principal amount of any Debt shall be counted only once such that (without limitation) any obligation arising under any Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (y) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xvi) of Section 5.09(b) or under Section 5.09(a), the Issuers shall, in their sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 5.09 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 5.09(a), and may re-classify any such item of Indebtedness from time to time among such clauses or Section 5.09(a), so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xvi) of Section 5.09(b), and in part under one or more other clauses or under Section 5.09(a). Indebtedness outstanding on the date of this Indenture under (i) the Revolving Credit Facility shall be treated as Incurred pursuant to clause (i) above and (ii) the Second Lien Credit Facility shall be treated as Incurred pursuant to clause (vi) above.
          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
          Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 5.09.
          Section 5.10 Asset Sales. (a) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Sale (except with respect to an Event of Loss) unless:
     (i) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
     (ii) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary is in the form of cash or Cash Equivalents;
     provided that the amount of:
     (1) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet) of Holdings or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing Holdings or such Restricted Subsidiary from further liability; and
     (2) any securities, notes or other obligations received by Holdings or any such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents within 120 days of their receipt (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this provision.
          (b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale by Holdings or a Restricted Subsidiary, Holdings or such Restricted Subsidiary may apply (or in the case of clause (i) below, be deemed to use if commitments under the Revolving Credit Facility are permanently reduced regardless of any prepayments of such Indebtedness) such Net Proceeds at its option:
     (i) to permanently reduce commitments under the Revolving Credit Facility (and, if applicable, to correspondingly prepay Indebtedness thereunder to the extent such Indebtedness exceeded the amount of the commitments thereunder as so reduced with respect thereto);

     (ii) with respect to Asset Sales of assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to Holdings or another Subsidiary;
     (iii) to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale; or
     (iv) any combination of the foregoing.
          (c) Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.
          (d) Any Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in subsection (b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $5.0 million, within 30 days thereof, the Issuers will be required to make an offer (an “Asset Sale Offer”) to all holders of Notes to purchase the maximum principal amount of Notes as Units that may be purchased out of the Excess Proceeds. Any such purchase of the Notes shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. The offer price for such Asset Sale Offer shall be an amount in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in Section 3.09 (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the Purchase Date). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings and its Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of the Excess Proceeds, the Trustee shall select the Units to be purchased on a pro rata basis based upon principal balance; provided, that in connection with any such proration, the Trustee may make such adjustments upward or downward and not exceeding $10 principal amount such that the unpurchased portion of any Note shall equal $2,000 principal amount or an integral multiple of $10 in excess thereof. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing, the Issuers may commence an Asset Sale Offer prior to the expiration of 365 days after the receipt of any Net Proceeds from an Asset Sale by Holdings or a Restricted Subsidiary and without regard to whether the aggregate amount of such Excess Proceeds exceeds $5 million. Upon the completion of such offer to purchase, the amount of Excess Proceeds shall be reduced by the amount of such Asset Sale Offer.
          Notwithstanding anything to the contrary herein, the Issuers shall not be required to make an Asset Sale Offer if notice of redemption for all of the then outstanding Notes has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable redemption price.

          Section 5.11 Transactions with Affiliates. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:
     (a) such Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and
     (b) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of Holdings disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (a) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate; and
     (c) if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $10.0 million, Holdings obtains an opinion issued by an accounting, appraisal or investment banking firm of national standing as to the fairness to the holders of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is no more restrictive to Holdings and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who was not an Affiliate.
     The foregoing provisions shall not apply to the following:
     (i) any employment agreement, consulting agreement, noncompetition agreement, stock purchase or option agreement, bonus payment, collective bargaining agreement, employee benefit plan or arrangement (including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans), related trust agreements or other compensation plan or similar arrangements, in each case in respect of employees, officers, directors or consultants and entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business of Holdings or such Restricted Subsidiary, and any payments or other transactions contemplated by any of the foregoing;
     (ii) transactions exclusively between or among Holdings and/or its Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;
     (iii) any agreement existing on the date of this Indenture, as in effect on the date of this Indenture, and any modification, amendment or amendment and restatement thereto so long as such modification, amendment or amendment and restatement is not more disadvantageous, taken as a whole, to the holders of the Notes in any material respect;
     (iv) reasonable compensation of, and indemnity arrangements in favor of, directors of Holdings and its Restricted Subsidiaries;
     (v) the issuance or sale of any Equity Interests (other than Disqualified Stock) of, or any contribution to the capital to, Holdings;
     (vi) Restricted Payments that are permitted by Section 5.07 and Permitted Investments of the type described in clause (8), (9) or (14) of the definition thereof;
      (vii) transactions between or among Holdings, the Issuers and/or their Restricted Subsidiaries;
     (viii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including original equipment manufacturer agreements or similar production agreements), in each case (A) in the ordinary course of business, (B) consistent with past practice, (C) otherwise in compliance with the terms of this Indenture and (D) on terms that are no less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person, in each case, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof;
     (ix) any transaction on arm’s length terms with non-affiliates that become Affiliates as a result of such transaction;
     (x) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, cash payments to Investcorp International, Inc., MidOcean US Advisor, LP, MidOcean Capital Partners or any of their respective Affiliates (whether or not such Persons are Affiliates of Holdings) for any management, advisory, strategic planning and consulting services and related expenses not to exceed $100,000 in any fiscal year (provided, however, that any unused amounts in any fiscal year may be carried forward to one or more future periods) and $500,000 in the aggregate since the date of this Indenture and non-cash accruals related to such services and expenses;
     (xi) the issuance to any Affiliate of Indebtedness permitted by clause (13) of the definition of “Permitted Debt,” so long as the terms of such Indebtedness are set forth in writing and a majority of the directors of Holdings disinterested with respect to the issuance of such Indebtedness have determined in good faith that the criteria set forth in clause (a) above are satisfied and have approved such Indebtedness; and
     (xii) any Affiliate Transaction that, when taken together with all other related Affiliate Transactions, does not involve an amount exceeding $1.0 million.

          Section 5.12 Liens. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
          Section 5.13 Corporate Existence. Subject to Article Six hereof, Holdings shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Holdings or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Holdings and its Subsidiaries; provided, however, that Holdings shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.
          Section 5.14 Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice to the holders thereof with respect to all of the outstanding Notes as provided by Section 3.03, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $10 in excess thereof) of such holder’s Notes as Units pursuant to the offer described below at a purchase price in cash equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date). Any such repurchase of the Notes as Units shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. Within 30 days following any Change of Control, unless the Issuers have previously or concurrently mailed a redemption notice with respect to all of the outstanding Notes to the holders thereof as provided by Section 3.03, the Issuers will mail a notice to each holder with a copy to the Trustee (the “Change of Control Offer”) stating:
     (i) that a Change of Control has occurred and that such holder has the right to require the Issuers to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date falling on or prior to the Change of Control Payment Date);
     (ii) the circumstances and relevant facts regarding such Change of Control;
     (iii) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed);
     (iv) that any Notes not tendered shall continue to accrue interest;

     (v) that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;
     (vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent or Depositary, as applicable, at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date, subject to the Applicable Procedures;
     (vii) that Holders shall be entitled to withdraw their election if the Paying Agent or Depositary, as applicable, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased, subject to the Applicable Procedures;
     (viii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $10 in excess thereof; and
     (ix) the instructions, as determined by the Issuers, consistent with this Section 5.14, that a Holder must follow in order to have its Notes purchased.
          (b) On a date that is at least 30 but no more than 60 days from the date on which the Issuers mail notice of the Change of Control (the “Change of Control Payment Date”), the Issuers shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers. The Paying Agent shall promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder new Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $10 in excess thereof. The Issuers shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
          (c) The Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.
          Prior to the time the Issuers are required to make a Change of Control Offer, the provisions in this Section 5.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
          Section 5.15 Offer to Repurchase With Excess Cash Flow.
          (a) Within 95 days after the end of each fiscal year, commencing with the fiscal year ending February 27, 2011, the Issuers will be required to make an offer (an “Excess Cash Flow Offer”) to all holders of Notes to purchase the maximum principal amount of Notes as Units that may be purchased with 100% of such Excess Cash Flow for such fiscal year (the “Excess Cash Flow Offer Amount”); provided, however that if the Excess Cash Flow Offer Amount as computed for any such fiscal year is less than $5.0 million, the Excess Cash Flow Offer Amount for such fiscal year shall be deemed to be $5.0 million. The offer price for such Excess Cash Flow Offer shall be an amount in cash (the “Excess Cash Flow Offer Payment”) equal to 120% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Excess Cash Flow Offer Payment Date”) (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the Excess Cash Flow Offer Payment Date). Any such purchase of the Notes shall include U.S. Notes and Bermuda Notes on a pro rata basis based upon the aggregate principal amount of the Notes outstanding at the time of such repurchase. To the extent that the aggregate amount of Notes tendered pursuant to an Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, Holdings and its Restricted Subsidiaries may use any remaining Excess Cash Flow Offer Amount for any lawful purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the Excess Cash Flow Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based upon principal balance; provided, that in connection with any such proration, the Trustee may make such adjustments upward or downward and not exceeding $10 principal amount such that the unpurchased portion of any Note shall equal $2,000 principal amount or an integral multiple of $10 in excess thereof.
          (b) Upon completion of each Excess Cash Flow Offer, the Excess Cash Flow Offer Amount will be reset at zero
          (c) Upon the commencement of an Excess Cash Flow Offer, the Issuers shall send, by first class mail, within 95 days after the end of such fiscal year an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Excess Cash Flow Offer and contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Excess Cash Flow Offer. Such offer shall state:
     (i) that the Excess Cash Flow Offer is being made pursuant to this Section 5.15 and that all Notes validly tendered and not withdrawn shall be accepted for payment;

     (ii) that the Excess Cash Flow offer shall remain open for a period of 20 Business Days following its commencement and no longer (except to the extent that a longer period is required by applicable law);
     (iii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law;
     (iv) that any Note not tendered or accepted for payment shall continue to accrue interest;
     (v) that, unless the Issuers default in the payment of the Excess Cash Flow Offer Payment, all Notes accepted for payment pursuant to the Excess Cash Flow Offer shall cease to accrue interest on the Excess Cash Flow Offer Payment Date;
     (vi) that Holders electing to have any Notes purchased pursuant to a Excess Cash Flow Offer shall be required to surrender the Notes or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the expiration of the Excess Cash Flow Offer, subject to the Applicable Procedures;
     (vii) that Holders shall be entitled to withdraw tenders of their Notes if the Paying Agent receives, not later than the expiration of the Excess Cash Flow Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tender of such Notes, subject to the Applicable Procedures; and
     (viii) that Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $10 in excess thereof, subject to the Applicable Procedures.
          (d) The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 5.15, the Issuers shall comply with the applicable securities laws and regulations and shall be deemed to have not breached their obligations under this Section 5.15 by virtue thereof.
          (e) If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer shall be cancelled and cannot be reissued.
          (f) On the Excess Cash Flow Offer Payment Date, the Issuers shall, to the extent lawful:

     (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Excess Cash Flow Offer and not withdrawn (subject to proration in accordance with this Section 5.15 in the event of oversubscription);
     (ii) deposit with the Paying Agent no later than 10:00 a.m. Eastern Time an amount equal to the aggregate purchase price to be paid in such Excess Cash Flow Offer in respect of all Notes or portions of Notes properly tendered and not withdrawn; and
     (iii) deliver or cause to be delivered to the Trustee the Notes or portions of Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.
          (g) The Paying Agent shall promptly mail or wire transfer to each Holder of Notes or portions of Notes properly tendered and not withdrawn the purchase price payable with respect to such Notes or portions of Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. Any Note or portion of Note accepted for payment pursuant to an Excess Cash Flow Offer shall cease to accrue interest on and after the Excess Cash Flow Offer Payment Date. The Issuers (or the Trustee upon request and at the expense of the Issuers) shall notify the Holders of the results of any Excess Cash Flow Offer promptly after the Excess Cash Flow Offer Payment Date.
          (h) Notwithstanding anything to the contrary herein, the Issuers shall not be required to make an Excess Cash Flow Offer if notice of redemption for all of the then outstanding Notes has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable redemption price.
          (k) Prior to the time the Issuers are required to make an Excess Cash Flow Offer, the provisions in this Section 5.15 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).
          Section 5.16 Sale and Leaseback Transactions. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any property unless:
     (a) Holdings or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 5.09 and (B) Incur a Lien on such property securing such Attributable Debt pursuant to Section 5.12;
     (b) the net proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value (as determined in good faith by the Board of Directors or as set forth in an Officers’ Certificate delivered to the Trustee) of the property that is the subject of such Sale and Leaseback Transaction; and

     (c) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and Holdings or such Restricted Subsidiary, as the case may be, applies (or the Issuers apply) the Net Proceeds of such transaction in compliance with, Section 5.10.
          The foregoing provisions shall not apply to transactions among either Issuer, Holdings and any of the other Guarantors, between the Issuers, among the Guarantors or among Restricted Subsidiaries of Holdings that are not Guarantors.
          Section 5.17 Additional Subsidiary Guarantors. If (i) Holdings or any of its Restricted Subsidiaries shall acquire or create another Domestic Restricted Subsidiary after the date of this Indenture or (ii) any Foreign Restricted Subsidiary that is not then already a Guarantor Guarantees (or otherwise becomes liable for) Indebtedness of either Issuer or a Guarantor, then Holdings shall cause such Subsidiary to become a Guarantor and:
          (1) execute a Joinder to Note Guarantee in substantially the form annexed to the Note Guarantee, in accordance with the terms of this Indenture and the Note Guarantee, pursuant to which such Subsidiary shall unconditionally guarantee, on a senior secured basis, all of each Issuer’s Obligations under the Indenture Documents on the terms set forth in this Indenture; provided, however, that if such Restricted Subsidiary is a CFC, it shall not be obligated to guarantee such Obligations of the U.S. Issuer unless such Indebtedness Guaranteed by such CFC is of the U.S. Issuer or a Domestic Restricted Subsidiary of Holdings;
          (2) execute and deliver to the Collateral Agent Annex 2 to the Indenture Collateral Agreement and such other amendments or supplements to the Collateral Documents that shall be necessary in order to grant to the Collateral Agent, for the benefit of the holders of the Notes, a perfected (to the extent such collateral agreements require such Liens to be perfected) first priority security interest in the Equity Interests of such Subsidiary, subject to Permitted Liens and the Intercreditor Agreement, which are owned by either Issuer or a Guarantor and are required to be pledged pursuant to the collateral agreements;
          (3) take such actions as are necessary to grant to the Collateral Agent for the benefit of the holders of the Notes a perfected (to the extent such collateral agreements require such Liens to be perfected) first priority security interest, subject to the Intercreditor Agreement, in the assets of such Subsidiary, other than Excluded Assets and subject to Permitted Prior Liens, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the collateral agreements or by law or as may be reasonably requested by the Collateral Agent;
          (4) take such further action and execute and deliver such other documents specified in the Indenture Documents or otherwise reasonably requested by the Trustee or Collateral Agent to give effect to the foregoing; and
          (5) deliver to the Trustee and the Collateral Agent an Opinion of Counsel that such Joinder to the Note Guarantee and any other documents required to be delivered pursuant to this Section 5.17 have been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary and the Liens on the assets of such Restricted Subsidiary have been perfected to the extent such Liens are required to be perfected by the Collateral Documents, in each case, with customary exceptions and qualifications.
          Section 5.18 Business Activities. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Similar Businesses, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.
          Section 5.19 Additional Amounts. (a) All payments made by the Bermuda Issuer and any Guarantor under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge of whatever nature, including, penalties and interest related thereto (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Bermuda Issuer or a Guarantor, as the case may be, is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction by or through which payment is made (each, a “Tax Jurisdiction”), will at any time be required to be made from, or such Taxes are imposed directly on any holder of the Notes or beneficial owner of the Notes on, any payments made by the Bermuda Issuer or any Guarantor, as the case may be, under or with respect to the Notes including payments of principal, redemption price, purchase price, interest or premium, the Bermuda Issuer or applicable Guarantor, as the case may be, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received and retained in respect of such payments by each holder of the Notes (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:
     (1) any Taxes which would not have been imposed but for the existence of any present or former connection between the holder of the Notes or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder of the Notes, if such holder of the Notes is an estate, a trust, a partnership, or a corporation) and the relevant Tax Jurisdiction, including such holder of the Notes (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;
     (2) any Taxes that are imposed or withheld as a result of the failure of the holder of the Notes or beneficial owner of the Notes to comply with any written request, made to that holder of the Notes or beneficial owner in writing at least 90 days before any such withholding or deduction would be payable, by the Bermuda Issuer to provide timely or accurate information concerning the nationality, residence or identity of such holder of the Notes or beneficial owner or to make any valid or timely declaration or similar claim or satisfy any certification information or other reporting requirement, (A) which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes and (B) with respect to which such holder is legally entitled to comply;
     (3) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder of the Notes (except to the extent that the holder of the Notes would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);
     (4) any estate, inheritance, gift, sale, transfer capital gains, excise, personal property or similar tax or assessment;
     (5) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;
     (6) any Note presented for payment by or on behalf of a holder of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;
     (7) any Taxes imposed by the United States, or any taxing authority thereof or therein; or
     (8) any combination of items (1) through (7) above.
          (b) In addition to the foregoing, the Bermuda Issuer shall also pay and indemnify the holder of the Notes for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes.
          (c) If the Bermuda Issuer or a Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or a Guarantee, the Bermuda Issuer or such Guarantor, as the case may be, shall deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Bermuda Issuer or such Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders of the Notes on the relevant payment date. The Trustee shall be entitled to rely solely on the Officers’ Certificate as conclusive proof that such payments are necessary. The Bermuda Issuer or applicable Guarantor, as the case may be, will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the requirement to pay Additional Amounts.

          (d) The Bermuda Issuer or applicable Guarantor, as the case may be, shall make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax Jurisdiction in accordance with applicable law. The Bermuda Issuer or applicable Guarantor, as the case may be, shall furnish to the Trustee and the holders of the Notes, within 60 days after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Bermuda Issuer or such Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity reasonably satisfactory to the Trustee.
          Section 5.20 Payments for Consent. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes or any other Indenture Document unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
          Section 5.21 Mortgages. Subject to the terms of the Intercreditor Agreement, and to the extent a Mortgage (as defined below) is required to secure any Super Priority Claims or the Second Priority Claims, Holdings shall, and shall cause its Restricted Subsidiaries to, promptly grant to the Collateral Agent, within 120 days of such requirement but, in any event, substantially concurrent with the time that Holdings or any of its Restricted Subsidiaries, as applicable, have granted such Mortgage to secure any Super Priority Claims or the Second Priority Claims, security interests, mortgages, deeds of trust or similar instruments (each, a “Mortgage”) in such owned real property of Holdings or any of its Restricted Subsidiaries as is owned as of the date of this Indenture or acquired thereafter by Holdings or any of its Restricted Subsidiaries, as additional security for the Indenture Obligations of the Issuers and the Guarantors; provided that any such Mortgage in property of a Foreign Restricted Subsidiary that is a CFC shall not secure the Indenture Obligations of the U.S. Issuer. Such Mortgages shall be granted pursuant to documentation substantially in the form of the documentation used with respect to Mortgages provided under the Second Lien Credit Facility and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens; provided that in the case of Mortgages securing the Indenture Obligations, such Mortgages shall be administratively acceptable to the Collateral Agent and such Mortgages shall provide such exculpations and indemnities as shall be acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens granted in favor of the Collateral Agent pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. If provided with respect to the Revolving Credit Facility or the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility), the Issuers shall provide the Collateral Agent with (a) a title policy with respect to each such Mortgage paid for by the Issuers, issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as are provided with respect to the Revolving Credit Facility or the Second Lien Credit Facility (or Permitted Refinancing Debt that refinanced any Second Lien Credit Facility), insuring each Mortgage as a first lien on the relevant real property and subject only to Permitted Liens and (b) any surveys, certificates, opinions and other deliverables.

          Section 5.22 Further Assurances. The Issuers and Holdings shall, and shall cause each other Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments as the Collateral Agent shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Documents and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect (and maintain the perfection and priority of) the Liens created by the Collateral Documents to the extent such Collateral Documents require such Liens to be perfected, subject to Permitted Liens, at such times and at such places as may be required by law or as the Collateral Agent may reasonably request, in each case subject to the terms of the Collateral Documents.
          Section 5.23 Designation of Restricted and Unrestricted Subsidiaries. The Issuers may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if the Investment in such Subsidiary would be permitted as an Investment in an Unrestricted Subsidiary at such time pursuant to Section 5.07 or pursuant to the definition of “Permitted Investments,” and if such Restricted Subsidiary to be so designated otherwise meets the definition of an Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Notwithstanding anything to the contrary herein, Holdings shall not redesignate either Issuer or any Restricted Subsidiary that is liable (whether directly, contingently or otherwise) for any Super Priority Claims or Second Priority Claims, in each case, as an Unrestricted Subsidiary.
          Section 5.24 Limitation on Capital Expenditures. Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, make Capital Expenditures during any fiscal year in an aggregate amount exceeding $10.0 million (excluding expenditures made with insurance or condemnation proceeds or the proceeds of Asset Sales or other dispositions) (the “Base Amount”). In the event that the Base Amount is greater than the amount of Capital Expenditures actually made by Holdings and its Restricted Subsidiaries during such fiscal year, up to $5.0 million of the excess (the “Carry-Forward Amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding (but not in any subsequent) fiscal year. In determining compliance with this Section 5.24, any Capital Expenditure made by Holdings or its Restricted Subsidiaries in any fiscal year will be deemed to first apply towards the reduction of the amount of Capital Expenditures that may be made in respect of the Base Amount for such fiscal year prior to the reduction of the amount of Capital Expenditures that may be made in respect of the Carry-Forward Amount, if any.
          Section 5.25 Agent for Service of Process.
          The U.S. Issuer and each Guarantor that is a Domestic Restricted Subsidiary shall irrevocably submit to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the Notes, the Note Guarantee, this Indenture, the other Indenture Documents or any transaction contemplated thereby. The Bermuda Issuer, Holdings and each other Guarantor that is a Foreign Restricted Subsidiary shall irrevocably (1) submit to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to the Notes, the Note Guarantee, this Indenture, the other Indenture Documents or any transaction contemplated thereby and (2) designate and appoint National Registered Agents, Inc., 440 Ninth Avenue, New York, New York 10001, as its authorized agent for receipt of service of process in any such suit, action or proceeding. In the event that such agent for service of process appointed pursuant to this Section 5.25 is unable to act as agent for service of process or no longer maintains an office in the State of New York, the Bermuda Issuer, Holdings and each such Guarantor shall forthwith appoint a successor agent located in the State of New York that will promptly provide to the Trustee a letter affirming such appointment.
ARTICLE 6
Successors
          Section 6.01 Merger, Consolidation, Amalgamation or Sale of Assets.
          (a) Holdings. Holdings shall not, in any transaction or series of related transactions amalgamate, consolidate with or merge with or into any Person (whether or not Holdings survives), or sell, assign, convey, transfer, lease or otherwise dispose of (or cause or permit any Restricted Subsidiary of Holdings to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its and its Restricted Subsidiaries, property and assets, taken as a whole, whether as an entirety or substantially as an entirety, to any Person, unless:
          (i) either:
     (A) if the transaction or series of transactions is a consolidation of Holdings with or an amalgamation or merger of Holdings with or into any other Person, Holdings shall be the surviving Person of such amalgamation, merger or consolidation; or
     (B) the Person formed by any amalgamation, consolidation or merger with or into Holdings, or to which its properties and assets, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of as an entirety or substantially as an entirety shall be a corporation, partnership, limited liability company, trust or similar entity organized and existing under the laws of Bermuda, the United States, any state thereof, the District of Columbia or any country that is a member state of the Pre-Expansion European Union on the date of this Indenture (but excluding any jurisdictions where withholding or deduction on account of taxes on any payments made by the Issuers on the Notes would be required), and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of Holdings, under its Note Guarantee, the Registration Rights Agreement and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) amendment, supplement or other instrument (in form satisfactory to the Trustee and the

Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of Holdings under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and
     (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and
     (iii) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), either:
          (A) Holdings or the successor entity to Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) or
          (B) the Fixed Charge Coverage Ratio for Holdings or the successor entity to Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction had occurred would be greater than such ratio for Holdings immediately prior to such transaction.
          The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary of Holdings (other than an Issuer) to any Guarantor or either Issuer, or the amalgamation, consolidation or merger of any Restricted Subsidiary with or into any other Guarantor or either Issuer, or solely with respect to such requirements that are contained in clauses (ii) and (iii) above, an amalgamation or merger between Holdings and an Affiliate newly incorporated solely for the purpose of converting or reforming Holdings in another jurisdiction.
          In connection with any consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, Holdings shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of this Indenture.
          (b) The Issuers. Neither Issuer may, in any transaction or series of related transactions consolidate with or amalgamate or merge with or into any Person (whether or not such Issuer survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Subsidiaries, property and assets, taken as a whole, whether as an entirety or substantially as an entirety, to any Person, unless:
     (i) either:
     (A) if the transaction or series of transactions is a consolidation of such Issuer with or a merger or amalgamation of such Issuer with or into any other Person, such Issuer shall be the surviving Person of such merger, amalgamation or consolidation; or
     (B) the Person formed by any consolidation or merger with or into such Issuer, or to which its properties and assets, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of as an entirety or substantially as an entirety shall be a corporation, partnership, limited liability company, trust or similar entity organized and existing under the laws of the United States, any state thereof or the District of Columbia or in the case of the Bermuda Issuer, Bermuda or any country that is a member state of the Pre-Expansion European Union on the date of this Indenture (but excluding any jurisdictions where withholding or deduction on account of taxes on any payments made by the Issuers on the Notes would be required), and such Person shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Issuer, under the Notes, the Registration Rights Agreement and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) amendment, supplement or other instrument (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of such Issuer under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; and
     (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and
     (iii) at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), either

          (A) such Issuer or the successor entity to such Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 5.09(a) or
          (B) the Fixed Charge Coverage Ratio for Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such transaction had occurred would be greater than such ratio for Holdings immediately prior to such transaction.
          The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary of either Issuer to either Issuer or any Guarantor, or the consolidation or merger or amalgamation, of any such Restricted Subsidiary with or into either Issuer, or solely with respect to such requirements that are contained in clauses (ii) and (iii) above, an amalgamation or merger between an Issuer and an Affiliate newly incorporated solely for the purpose of converting or reforming such Issuer in another jurisdiction.
          In connection with any consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, the applicable Issuer shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of this Indenture.
          (c) The Guarantors. Subject to certain limitations in the Note Guarantee governing the release of a Guarantor that is a Restricted Subsidiary but not an Issuer upon the sale or disposition of such Guarantor, each Guarantor that is a Restricted Subsidiary but not an Issuer will not, in any transaction or series of related transactions merge, amalgamate or consolidate with or into (whether or not such Guarantor survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person (other than an Issuer or another Guarantor), unless either:
     (i) either:
          (A) if the transaction or series of transactions is a consolidation of such Guarantor with or a merger or amalgamation of such Guarantor with or into any other Person, such Guarantor shall be the surviving Person of such consolidation or merger or amalgamation; or
          (B) the Person formed by any consolidation or merger or amalgamation with or into such Guarantor, or to which all or substantially all of the properties and assets of such Guarantor and its Restricted Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of shall expressly assume by (i) a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of such Guarantor under its Note Guarantee, the Registration Rights Agreement and this Indenture and, in each case, this Indenture, as so supplemented, shall remain in full force and effect and (ii) amendment, supplement or other instrument (in form satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee and the Collateral Agent, all obligations of such Guarantor under the Collateral Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien (to the extent such collateral agreements require such Liens to be perfected) created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity; or
     (ii) the transaction is made in compliance with Section 5.10.
          The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary to any Guarantor or either Issuer, or the consolidation or merger or amalgamation of any Restricted Subsidiary with or into any Guarantor or either Issuer.
          In connection with any consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition contemplated by clause (i) of the foregoing provisions, such Guarantor shall deliver, or cause to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel stating that such consolidation, merger, amalgamation, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture, amendment, supplement or other instrument in respect thereof comply with the requirements of this Indenture.
          Section 6.02 Successor Entity Substituted. Upon any consolidation, amalgamation, combination or merger of Holdings, either Issuer or any other Guarantor, or any transfer of all or substantially all of the assets of Holdings, such Issuer or such other Guarantor in accordance with the foregoing, in which Holdings, such Issuer or such other Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or amalgamation or into which Holdings, such Issuer or such other Guarantor is merged or to which the conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Holdings, such Issuer or such other Guarantor under the Indenture Documents with the same effect as if such surviving entity had been named herein and therein as Holdings, such Issuer or such other Guarantor and, except in the case of a lease, Holdings, such Issuer or such other Guarantor, as the case may be, shall be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of Holdings’, such Issuer’s or such other Guarantor’s other obligations and covenants under the Indenture Documents, if applicable.

ARTICLE 7
Defaults and Remedies
          Section 7.01 Events of Default. An “Event of Default” occurs if any of the following events occurs:
     (a) default for 30 days in the payment when due of interest on the Notes;
     (b) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required offer to purchase (including a default in payment resulting from the failure to make a required offer to purchase), upon acceleration or otherwise;
     (c) failure to perform any other covenant or agreement of either Issuer, Holdings or any of its other Restricted Subsidiaries under the Indenture Documents for 60 days after written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
     (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);
     (e) failure by either Issuer, Holdings or any of its other Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (f) any Collateral Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Prior Liens; provided that in each case, such cessation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected (to the extent such collateral agreements require such Liens to be perfected) security interest in favor of the Collateral Agent prior to the rights of all third Persons other than the holders of Permitted Prior Liens;
     (g) except as expressly permitted by this Indenture, any Indenture Document shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or either Issuer or any Guarantor, or any Person acting on behalf of either Issuer or any Guarantor, shall deny or disaffirm its obligations under any Indenture Document;
     (h) either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (i) commences a voluntary case,
     (ii) consents to the entry of an order for relief against it in an involuntary case,
     (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property,
     (iv) makes a general assignment for the benefit of its creditors, or
     (v) admits in writing its inability to pay, or generally is not paying, its debts as they become due; or
     (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (ii) appoints a Custodian of either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
     (iii) orders the liquidation of either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or

          (j) the aggregate principal amount of all outstanding loans and unreimbursed reimbursement obligations, if any, under the Revolving Credit Facility shall exceed $15.0 million immediately following the consummation of any Excess Cash Flow Offer.
          The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
          In the event of any Event of Default specified under subsection (d) above, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose Holdings delivers an Officers’ Certificate to the Trustee stating that:
     (1) (a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
     (b) the default or event of default that is the basis for such Event of Default has been remedied or cured (and any acceleration of such Indebtedness has ceased to be so accelerated thereby) or the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;
     (2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and
     (3) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
          Section 7.02 Acceleration. If any Event of Default (other than an Event of Default specified in subsection (h) or (i) of Section 7.01 hereof with respect to either Issuer, Holdings or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Issuers (with a copy to the Trustee), if given by Holders, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in subsection (h) or (i) of Section 7.01 hereof occurs with respect to either Issuer, Holdings or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements, and advances of the Trustee and its agents and counsel have been paid or deposited with the Trustee.

          Section 7.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the Note Guarantee or this Indenture or the Indenture Documents or Collateral Documents.
          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
          Section 7.04 Waiver of Past Defaults. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
          Section 7.05 Control by Majority. Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee shall have no duty to ascertain whether such actions or forbearances are unduly prejudicial to such other Holders) or that may involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
          Section 7.06 Limitation on Suits. A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:
     (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;
     (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

     (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
     (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.
          A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any uses are unduly prejudicial to such Holders) or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders. The Trustee shall mail to all Holders any notice it receives from Holders under this Section 7.06.
          Section 7.07 Rights of Holders of Notes To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, or interest on any Note, on or after the respective due dates expressed or provided for in any such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
          Section 7.08 Collection Suit By Trustee. If an Event of Default specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, or interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
          Section 7.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers or any of the Guarantors (or any other obligor upon the Notes) or their respective creditors or property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.
          Section 7.10 Priorities. Any money collected by the Trustee pursuant to this Article Seven or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Issuers’ or the Guarantors’ obligations under this Indenture or the Collateral Documents after an Event of Default, shall be applied in the following order:
          First: to the Trustee, the Collateral Agent and their respective agents and attorneys for amounts due or reasonably anticipated to become due under Sections 8.07 and 12.11 hereof and Section 5(b) of the Indenture Collateral Agreement, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;
          Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and
          Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.
          The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.
          Section 7.11 Undertaking For Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 7.07 hereof or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
          Section 7.12 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes or Units in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the

Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
          Section 7.13 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.
Trustee
          Section 8.01 Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.
          (b) Except during the continuance of an Event of Default:
     (i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of subsection (b) of this Section;
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05 hereof, or a direction from the Holders of a majority in principal amount of the outstanding Notes concerning the exercise of any right, trust or power conferred upon the Trustee.
     (iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or Incur any liability.
          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), and (c) of this Section 8.01.
          (e) The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request or direction of any Holders, unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.
          (f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (g) The Trustee is hereby authorized and directed to execute and deliver each Indenture Document or Collateral Document to which it is a party.
          (h) In the event that either Issuer or any Guarantor is incurring or has incurred any Indebtedness that such Issuer or Guarantor desires to be treated as Subordinated Indebtedness hereunder and that is otherwise permitted hereunder, and such Issuer or such Guarantor requests that the Trustee enter into a subordination agreement with the holder of such Indebtedness in order to subordinate the Obligations of such Indebtedness to the Indenture Obligations such that such Indebtedness will be treated as Subordinated Indebtedness hereunder, the Trustee shall execute, acknowledge and deliver to such Issuer or such Guarantor or the holder of such Indebtedness such an instrument (in the form prepared by the Issuers, or the holder of such Indebtedness, at the Issuers’ sole expense) promptly after such request, provided that any such subordination agreement shall be in a form acceptable to the Trustee.
          Section 8.02 Rights of Trustee. (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
          (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
          (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Holdings or the Issuers shall be sufficient if signed by an Officer of Holdings or the Issuers.
          (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.
          (g) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed, and indemnified, and its right to resign, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder or in any Indenture Document or Collateral Document, including but not limited to its capacities as Collateral Agent, Note Custodian, Paying Agent and Registrar, and to each agent, custodian and other Person employed to act hereunder or in any Indenture Document or Collateral Document.
          (h) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances.
          (i) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.
          (j) The Trustee need not investigate any fact or matter stated in any document delivered to it, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled upon reasonable notice during normal business hours to examine the books, records and premises of the Issuers and the Guarantors, personally or by agent or attorney at the sole cost of the Issuers and the Guarantors and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.
          (k) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
          (l) The Trustee may request that the Issuers and the Guarantors deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Indenture Documents, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
          Section 8.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Holdings and the Issuers or any Affiliate of Holdings with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. The Trustee is also subject to Sections 8.10 and 8.11 hereof.
          Section 8.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of any of the Indenture Documents or the validity, value or adequacy of the Collateral. The Trustee shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
          Section 8.05 Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.
          Section 8.06 Reports by Trustee to Holders of the Notes. Within 60 days after each March 15 beginning with the March 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(1) and (2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).
          Section 8.07 Compensation and Indemnity. The Issuers shall jointly and severally pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder and under the other Indenture Documents. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.

The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it (including reasonable fees and expenses of counsel) in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
          The Issuers shall jointly and severally indemnify and hold harmless the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture and the other Indenture Documents against the Issuers and the Guarantors (including this Section 8.07) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder and under the other Indenture Documents, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
          The obligations of the Issuers under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
          To secure the Issuers’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.
          Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(h) or (i) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
          The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.
          Section 8.08 Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.
          The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of at least a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:
          (a) the Trustee fails to comply with Section 8.10 hereof;

     (b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (c) a Custodian or public officer takes charge of the Trustee or its property; or
     (d) the Trustee becomes incapable of acting.
          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.
          If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 8.10, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuers’ obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.
          Section 8.09 Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.
          Section 8.10 Eligibility, Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof or the District of Columbia that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.
          This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1),(2) and (5). The Trustee is subject to TIA § 310(b).

          Section 8.11 Preferential Collection of Claims Against Issuers. The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 9
Legal Defeasance and Covenant Defeasance
          Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at the option of their Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 9.02 or 9.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Nine.
          Section 9.02 Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 hereof and the other Sections of this Indenture referred to in subsections (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:
     (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;
     (b) the Issuers’ obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.09 and Section 5.02 hereof;
     (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith; and
     (d) this Article Nine.
     Subject to compliance with this Article Nine, the Issuers may exercise their option under this Section 9.02 notwithstanding the prior exercise of their option under Section 9.03 hereof.
Section 9.03 Covenant Defeasance. Upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their obligations under the covenants contained in Sections 5.03, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13 (except with respect to the corporate existence of the Issuers), 5.14, 5.15, 5.16, 5.17, 5.18, 5.21, 5.22, 5.23, 5.24, 6.01(a)(iii) and 6.01(b)(iii) with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 9.01 hereof of the option applicable to this Section 9.03 hereof, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 7.01(d) through 7.01(g) hereof shall not constitute Events of Default.
          Section 9.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 9.02 or 9.03 hereof to the outstanding Notes:
          In order to exercise either Legal Defeasance or Covenant Defeasance:
     (a) the Issuers shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, the scheduled payments of principal of and interest thereon which will be sufficient, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers’ must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;
     (b) in the case of an election under Section 9.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;
     (c) in the case of an election under Section 9.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;
     (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Liens in respect thereof) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
     (e) such deposit, defeasance and discharge or deposit and defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which either Issuer, Holdings or any of its Restricted Subsidiaries is a party or by which either Issuer, Holdings or any of its Restricted Subsidiaries is bound;
     (f) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be avoidable as a preferential transfer under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;
     (g) the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by either Issuer with the intent of preferring the holders of the Notes over the other creditors of such Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of such Issuer or others;
     (h) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to the deposit, defeasance and discharge or the deposit and defeasance have been complied with; and
     (i) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clause (h) above).
          Section 9.05 Deposited money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 9.06 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money need not be segregated from other funds except to the extent required by law.

          The Issuers shall jointly and severally pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 9.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.
          Anything in this Article Nine to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable U.S. Government Obligations held by it as provided in Section 9.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
          Section 9.06 Repayment to Issuers. Subject to Section 8.07 hereof, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note (including pursuant to Section 4.01) and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers or as required by applicable abandoned property law.
          Section 9.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable U.S. Government Obligations in accordance with Section 9.05 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.05 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.05 hereof; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 10
Amendment, Supplement and Waiver
     Section 10.01 Without Consent of Holders of Notes. Notwithstanding Section 10.02 of this Indenture, without the consent of any holder of Notes, the Issuers and the Trustee and, if applicable, the Collateral Agent and the Guarantors may amend or supplement the Indenture Documents to:
     (a) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;
     (b) provide for uncertificated Notes in addition to or in place of certificated Notes;
     (c) comply with Section 6.01;
     (d) provide for the assumption of either Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the assets of such Person;
     (e) add Guarantees with respect to the Notes or to secure the Notes;
     (f) add to the covenants of either Issuer or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon either Issuer or any Guarantor;
     (g) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture Documents of any such Holder;
     (h) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939, as amended;
     (i)  (i)enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of this Indenture and the Collateral Documents;
     (j) evidence and provide for the acceptance and appointment under this Indenture of a successor trustee pursuant to the requirements thereof;
     (k) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

     (l) to provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture;
     (m) to conform the text of this Indenture or any of the other Indenture Documents to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a recitation of a provision of this Indenture or any of the other Indenture Documents, as evidenced by an Officers’ Certificate; or
     (n) release a Guarantor and/or Collateral in accordance with this Indenture.
          After an amendment under this Section 10.01 becomes effective, the Issuers are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.
          Upon the request of the Issuers accompanied by a resolution of their Board of Directors authorizing the execution of any such amended or supplemental Indenture Document, and upon receipt by the Trustee and, if applicable, the Collateral Agent of the documents described in Section 8.02(b) hereof, the Trustee and, if applicable, the Collateral Agent shall join with the Issuers and, if applicable, the Guarantors in the execution of any amended or supplemental Indenture Document authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and, if applicable, the Collateral Agent shall not be obligated to enter into such amended or supplemental Indenture Document that affects its own rights, duties or immunities under this Indenture or otherwise.
          Section 10.02 With Consent of Holders of Notes. Except as provided in this Section 10.02, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes).
          Upon the request of the Issuers accompanied by a resolution of their Board of Directors authorizing the execution of any such amended or supplemental Indenture Document, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and, if applicable, the Collateral Agent of the documents described in Section 8.02(b) hereof, the Trustee and, if applicable, the Collateral Agent shall join with the Issuers and, if applicable, the Guarantors in the execution of such amended or supplemental Indenture Document unless such amended or supplemental Indenture Document affects the Trustee’s or, if applicable, the Collateral Agent’s own rights, duties or immunities under the Indenture Documents or otherwise, in which case the Trustee and, if applicable, the Collateral Agent may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture Document.

          It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
          After an amendment, supplement or waiver under this Section becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture Document or waiver. Subject to Sections 7.04 and 7.07 hereof, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuers with any provision of the Indenture Documents or the Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):
     (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
     (b) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than Section 3.09, 5.10, 5.14 and 5.15 of this Indenture prior to the time at which an obligation to make an offer as set forth in such Sections has arisen);
     (c) reduce the rate of or change the time for payment of interest on any Note;
     (d) waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (e) make any Note payable in money other than that stated in the Notes;
     (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, or interest on the Notes;
     (g) release any Guarantor (other than either Issuer) that is a Significant Subsidiary or any group of Guarantors (other than a group including either Issuer) that, taken together, would constitute a Significant Subsidiary from any of its or their obligations under its or their Note Guarantee(s) or the other Indenture Documents, except in accordance with the terms of this Indenture;
     (h) make any change to Section 5.19 that adversely affects the rights of any holder of a Note or beneficial owner thereof or amend the terms of any Note or this Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder; or
     (i) make any change to Sections 10.01 or 10.02 hereof.

          Any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.
          Section 10.03 Compliance with Trust Indenture Act. Every amendment or supplement to the Indenture Documents shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.
          Section 10.04 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
          Section 10.05 Notation On or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.
          Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
          Section 10.06 Trustee and Collateral Agent to Sign Amendments, Etc. The Trustee or, if applicable, the Collateral Agent shall sign any amended or supplemental Indenture Documents authorized pursuant to this Article Ten if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or, if applicable, the Collateral Agent. The Issuers and the Guarantors may not sign an amendment or supplemental Indenture Document until their Boards of Directors approve it. In executing any amended or supplemental Indenture Document, the Trustee or, if applicable, the Collateral Agent shall be entitled to receive and (subject to Section 8.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture Document is authorized or permitted by this Indenture.
ARTICLE 11
Miscellaneous
          Section 11.01 Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.
          Section 11.02 Notices. Any notice or communication by the Issuers, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), or sent by facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ addresses:
If to the Issuers:
Stratus Technologies. Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
Attention: Chief Financial Officer
Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
Hamilton HM 12, Bermuda
Attention: Secretary
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance
If to the Trustee or the Collateral Agent:
The Bank of New York Mellon Trust Company N.A.
525 William Penn Place, 38th Floor
Pittsburgh, Pennsylvania 15259
Attention: James M. Young, Senior Associate
          The Issuers, the Trustee or the Collateral Agent, by notice to the others may designate additional or different addresses for subsequent notices or communications.
          Any notice to any Guarantor may be sent to the Guarantor in care of the Issuers as set forth above.
          All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
          Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the

TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
          If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.
          The Trustee and the Collateral Agent agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written notice, instructions or directions, shall provide the originally executed notice, instructions or directions to the Trustee or the Collateral Agent, as the case may be, in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. The Trustee and the Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.
          Section 11.03 Communication by Holders of Notes with Other Holders of Notes. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
          Section 11.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by an Issuer, Holdings or a Guarantor to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:
     (a) an Officers’ Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (b) an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
          Section 11.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4) or Section 5.04) shall comply with the provisions of TIA § 314(e) and shall include:
     (a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

     (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
          Section 11.06 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
          Section 11.07 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, member, incorporator or stockholder of Holdings, either Issuer or any other Guarantor, as such, shall have any liability for any obligations of Holdings, such Issuer or such Guarantor, as the case may be, under the Indenture Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.
          Section 11.08 Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE DOCUMENTS.
          Section 11.09 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture and the Note Guarantee.
          Section 11.10 Successors. All agreements of the each Issuer and each Guarantor in the Indenture Documents shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.
          Section 11.11 Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          Section 11.12 Counterpart Originals. The parties may sign any number of copies of this Indenture (including by telecopier transmission). Each signed copy shall be an original, but all of them together represent the same agreement.
          Section 11.13 Table of Contents, Headings, Etc. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
          Section 11.14 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Indenture Documents and the exercise of any right or remedy thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Indenture Documents, the terms of the Intercreditor Agreement shall govern and control.
          Section 11.15 Payments Due on Non-Business Days. In any case where any interest payment date, redemption date, Purchase Date, Change of Control Payment Date, Excess Cash Flow Offer Payment Date or Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes, payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the interest payment date, redemption date, Purchase Date, Change of Control Payment Date, Excess Cash Flow Offer Payment Date or at the Stated Maturity, provided that no interest will accrue for the period from and after such interest payment date, redemption date, Purchase Date, Change of Control Payment Date, Excess Cash Flow Offer Payment Date or Stated Maturity, as the case may be.
          Section 11.16 Waiver of Jury Trial. EACH OF THE ISSUERS, EACH GUARANTOR AND EACH OF THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          Section 11.17 English Language.
          This Indenture and all other Indenture Documents shall be in the English language, except as required by applicable Law (in which event certified English translations thereof shall be provided by the Issuers to the Trustee and the Collateral Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party thereto pursuant to the terms of this Indenture or any other Indenture Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties thereto shall have the right to rely for all purposes of this Indenture and the other Indenture Documents.
ARTICLE 12
Collateral and Security
Section 12.01 Collateral Documents.
          The due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantee when and as the same shall be due and payable, whether on an interest payment date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Collateral Agent or the Trustee under the Indenture Documents shall be secured by the Collateral Documents. The Collateral Documents shall provide for the grant by the Issuers and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral subject to Permitted Liens and the terms of the Intercreditor Agreement.
          Section 12.02 Recording and Opinions.
          (a) Holdings shall, and shall cause each of its Restricted Subsidiaries to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents to perfect, maintain (with the priority required under the Collateral Documents and Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations contained in this Indenture, the Notes, the Note Guarantee and the Collateral Documents, superior to and prior to the rights of all third Persons (other than third Persons holding Permitted Prior Liens and as set forth in the Intercreditor Agreement), and subject to no other Liens (other than Permitted Liens), it being understood that concurrently with the execution of this Indenture Holdings and its Restricted Subsidiaries have submitted financing statements to a reputable filing service for prompt filing in the appropriate filing offices.
          (b) The Issuers shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), upon or promptly after the execution and delivery of this Indenture, an Opinion of Counsel in compliance with TIA §314(b)(1), and on or within one month following April 15 of each year, commencing April 15, 2011, an Opinion of Counsel in compliance with TIA §314(b)(2).
          Section 12.03 Release of Collateral.
          (a) Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release the Collateral from the Liens created by the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Documents.
          (b) The release of any Collateral from the Liens created by the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement. To the extent applicable, the Issuers shall cause §313(b) of the TIA, relating to reports, and §314(d) of the TIA, relating to the release of property (other than the release of current assets in the ordinary course of business) from the Liens created by this Indenture and the Collateral Documents to be complied with; provided, that any certificate or opinion required by §314(d) of the TIA may be made solely by an Officer of Holdings or the Issuers. For the avoidance of doubt, the automatic release of any inventory constituting Collateral in connection with the sale, lease or other similar disposition of such inventory of the Issuers and the Guarantors in the ordinary course of business shall not require delivery of any reports, certificates, opinions or other formal documentation.
          Section 12.04 Specified Releases of Collateral.
          (a) Collateral may be released from the Liens created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents and the Intercreditor Agreement or as provided in this Indenture. The Liens securing the Collateral shall be automatically released, terminated and discharged without the need for any further action by any Person under any one or more of the following circumstances:
     (i) in connection with asset dispositions permitted or not prohibited under Section 5.10; provided that such Liens shall not be released if such sale or disposition is subject to Section 6.01;
     (ii) if any Guarantor is released from its Guarantee in accordance with the terms of this Indenture and the Note Guarantee (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Guarantee and the other Indenture Obligations;
     (iii) if required in accordance with the terms of the Intercreditor Agreement or any Collateral Document;
     (iv) as to all or any portion of property subject to such Liens that are taken by eminent domain, condemnation or other similar circumstances but not the proceeds, if any, thereof; or
     (v) with the consent of the holders of the Notes in compliance with Section 10.02.
          Section 12.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations.
          (a) The Liens on all Collateral that secure the Obligations under this Indenture, the Notes, the Note Guarantee and the Collateral Documents shall be automatically terminated, released and discharged without the need for further action by any Person:
     (i) if the Issuers exercises Legal Defeasance or Covenant Defeasance as described under Article 9;
     (ii) upon satisfaction and discharge of this Indenture as described under Article 4; or
     (iii) upon payment in full in immediately available funds of the principal of, premium, if any, and accrued and unpaid interest on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable (other than contingent indemnification obligations for which no claim has been asserted).

          (b) In connection with any release under Section 12.04 or 12.05, upon the request of the Issuers and upon receipt of an Officers’ Certificate and Opinion of Counsel confirming that all conditions precedent to such release hereunder and under the Collateral Documents and Intercreditor Agreement have been met, the Collateral Agent, without the consent of any Holder (except as required by Section 12.04(a)(v)) or the Trustee and at the expense of the Issuers or the Guarantors, shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers or the Guarantors, as the case may be, to evidence the release from the Liens created by the Collateral Documents of any Collateral permitted to be released pursuant to this Indenture, the Intercreditor Agreement or the Collateral Documents, any such release to be made without any recourse, representation or warranty of the Collateral Agent and to be in a form acceptable to the Collateral Agent.
          Section 12.06 Form and Sufficiency of Release and Subordination.
          In the event that either Issuer or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by such Issuer or such Guarantor to any Person other than the Issuers or a Guarantor, and such Issuer or such Guarantor requests that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge (without any recourse, representation and warranty) and deliver to such Issuer or such Guarantor (in the form prepared by the Issuers at the Issuers’ sole expense) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release and shall take such other action as such Issuer or such Guarantor may reasonably request and as necessary to effect such release, any such instrument to be in a form acceptable to the Collateral Agent. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Trustee or the Collateral Agent, as applicable, as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents. In addition to the foregoing, in the event that either Issuer or any Guarantor has any Collateral or intends to have any Collateral subject to a Permitted Lien of the type described in clause (7) of the definition thereof, and such Issuer or such Guarantor requests that the Trustee or Collateral Agent enter into a subordination agreement with the holder of such Permitted Lien in order to subordinate the Lien of the Collateral Agent in such Collateral to the Lien of such holder in such Collateral, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to such Issuer or such Guarantor or the holder of such Permitted Lien such an instrument (in the form prepared by the Issuers, or the holder of such Permitted Lien, at the Issuers’ sole expense) promptly after such request, provided that any such subordination agreement shall be in a form acceptable to the Trustee and the Collateral Agent.
          Section 12.07 Purchaser Protected.
          No purchaser or grantee of any property or rights purported to have been released from the Lien of this Indenture or of the Collateral Documents shall be bound to ascertain the authority of the Trustee or the Collateral Agent, as applicable, to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Issuers be under any obligation to ascertain or inquire into the authority of the Issuers to make such sale or other disposition.
          Section 12.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents.
          (a) Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, appoints The Bank of New York Mellon Trust Company, N.A. as Collateral Agent and consents to the terms of and agrees that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Issuers, as applicable.
          (b) So long as an Event of Default is not continuing, the Issuers may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement; provided, that (i) as a condition to following any such direction and (ii) except during the continuance of an Event of Default, in giving any consent, approval or direction referred to in the Indenture Documents or in rendering any performance or delivering any instrument referred to in the Indenture Documents, the Collateral Agent may rely on an Officers’ Certificate and an Opinion of Counsel delivered to it by the Issuers to the effect that the action so directed or to be taken or not taken does not adversely affect the interests of the Holders of the Notes or impair the security of the Holders of the Notes in contravention of the provisions of the Indenture Documents or this Indenture and the Collateral Agent shall be fully protected in acting or not acting on the basis of such Officers’ Certificate and Opinion of Counsel in following any such directions or giving any such consent, approval or direction. Furthermore, the Collateral Agent shall not be required to follow any such direction if the direction conflicts with law or the Indenture Documents or may involve the Collateral Agent in personal liability. During the continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.
          Section 12.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.
          The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and, to the extent not prohibited under the Intercreditor Agreement, to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.10 and the other provisions of this Indenture. Such funds shall be held on deposit by the Trustee without investment, and the Trustee shall have no liability for interest or other compensation thereon.

          Section 12.10 Action by the Collateral Agent.
          In each case that the Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, subject to Section 7.05. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes and an indemnification satisfactory to the Collateral Agent, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. No provision of the Indenture Documents that provides that any action by the Collateral Agent is conditioned on receipt of a direction from the Holders of a majority in aggregate principal amount of the Notes shall give rise to any obligation on the part of the Collateral Agent to notify the Holders of the proposed action or to solicit their direction thereto.
          Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.
          Section 12.11 Compensation and Indemnity.
          (a) The Issuers shall jointly and severally pay to the Collateral Agent from time to time reasonable compensation as shall be agreed to in writing by the Issuers and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder. The Issuers shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.
          (b) The Issuers and the Guarantors shall, jointly and severally, indemnify the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Issuers or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor

Agreement and the Collateral Documents against the Issuers and the Guarantors (including this Section 12.11) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith. The Collateral Agent shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers or such Guarantor shall defend such claim and the Collateral Agent shall cooperate in the defense. The Collateral Agent may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without their consent, which consent shall not be unreasonably withheld.
          (c) The obligations of the Issuers and the Guarantors under this Section 12.11 shall survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.
          Section 12.12 Co-Collateral Agent and Separate Collateral Agents. At any time or times, for the purpose of meeting the legal requirements of any applicable jurisdiction, the Issuers, the Guarantors and the Collateral Agent shall have power to appoint, and, upon the written request of the Collateral Agent or of the Holders of at least 33% in principal amount of the Notes then outstanding, the Issuers and the Guarantors shall for such purpose join with the Collateral Agent in the execution and delivery of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Collateral Agent either to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate collateral agent, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons, in the capacity aforesaid, any property, title, right or power deemed necessary or desirable, subject to the other provisions of this Section. If the Issuers or the Guarantors do not join in such appointment within 15 days after the receipt by it of a request so to do, or if an Event of Default shall have occurred and be continuing, the Collateral Agent alone shall have power to make such appointment.
          Should any written instrument or instruments from the Issuers or the Guarantors be required by any co-collateral agent or separate collateral agent to more fully confirm to such co-collateral agent or separate collateral agent such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuers or the Guarantors, as the case may be.
          Every co-collateral agent or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following conditions:
          (a) all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Collateral Agent hereunder, shall be exercised solely, by the Collateral Agent;
          (b) the rights, powers, duties and obligations hereby conferred or imposed upon the Collateral Agent in respect of any property covered by such appointment shall be conferred or imposed upon and exercised or performed either by the Collateral Agent or by the Collateral Agent and such co-collateral agent or separate collateral agent jointly, as shall be provided in the instrument appointing such co-collateral agent or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Collateral Agent shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-collateral agent or separate collateral agent.
          (c) the Collateral Agent at any time, by an instrument in writing executed by it, with the concurrence of the Issuers and the Guarantors, may accept the resignation of or remove any co-collateral agent or separate collateral agent appointed under this section, and, if an Event of Default shall have occurred and be continuing, the Collateral Agent shall have power to accept the resignation of, or remove, any such co-collateral agent or separate collateral agent without the concurrence of the Issuers or the Guarantors. Upon the written request of the Collateral Agent, the Issuers and the Guarantors shall join with the Collateral Agent in the execution and delivery of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-collateral agent or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section;
          (d) no co-collateral agent or separate collateral agent hereunder shall be personally liable by reason of any act or omission of the Collateral Agent, or any other such collateral agent hereunder, and the Collateral Agent shall not be personally liable by reason of any act or omission of any such co-collateral agent or separate collateral agent; and
          (e) any act of Holders delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent and separate collateral agent.
[Signatures on following pages]

Dated as of the first date first above written

STRATUS TECHNOLOGIES BERMUDA LTD.
By:	/s/ Frederick S. Prifty
	Name:	Frederick S. Prifty
	Title:	President

STRATUS TECHNOLOGIES, INC.
By:	/s/ Frederick S. Prifty
Name: Frederick S. Prifty
Title: Vice President, General Counsel and Secretary

Indenture

Dated as of the first date above written

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent and Trustee
By:	/s/ Raymond K. O’Neil
	Name:	Raymond K. O’Neil
	Title:	Senior Associate

Signature Page to the Indenture

EXHIBIT A-1
STRATUS TECHNOLOGIES BERMUDA LTD.
STRATUS TECHNOLOGIES, INC.
Units

No.
CUSIP No.	Certificate for ___ Units
[or such other number of Units as
shall be set forth in the Schedule
of Exchanges of Interests in the
Global Unit attached hereto]*
          The Units consist of the 12% Senior Secured Notes due 2015 issued by Stratus Technologies Bermuda Ltd. and the 12% Senior Secured Notes due 2015 issued by Stratus Technologies, Inc., each attached hereto.
          UNTIL THE OCCURRENCE OF A SEPARATION EVENT (AS DEFINED IN THE INDENTURE REFERRED TO IN THE NOTES ATTACHED HERETO), THE NOTES MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, AND MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE OTHER NOTES THAT ARE PART OF THE UNIT.

*	Insert in Global Units only.

A1-1

ASSIGNMENT FORM
          If you the Holder want to assign this Unit, fill in the form below and have your signature guaranteed:
          I or we assign and transfer this Unit to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint __________________________ agent to transfer this Unit on the books of the Issuers. The agent may substitute another to act for him.

Dated:	Signed:

(Sign exactly as your name appears on the other side of this Unit)

Signature Guarantee: ______________________

A1-2

[Schedule of Exchanges of Interests in the Global Unit]†
The following exchanges of a part of this Global Unit for an interest in another Global Unit or for a Definitive Unit, or exchanges of a part of another Global Unit or Definitive Unit for an interest in this Global Unit, have been made:

Amount of this Global
	Amount of decrease		Unit following such	Signature of authorized
	of	Amount of increase in	decrease	officer of Trustee or
Date of Exchange	this Global Unit	this Global Unit	(or increase)	Custodian

†	This schedule should be included only if the Unit is issued in global form.

A1-3

[Face of [Bermuda][U.S.] Note]
[INSERT UNIT LEGEND IF APPLICABLE]
[INSERT GLOBAL SECURITY LEGEND IF APPLICABLE]
[INSERT PRIVATE PLACEMENT LEGEND IF APPLICABLE]
THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TREASURY REGULATIONS § 1.1273-1 PROMULGATED THEREUNDER). WITH RESPECT TO THE NOTES, [STRATUS TECHNOLOGIES BERMUDA LTD.][STRATUS TECHNOLOGIES, INC.] AGREES TO PROVIDE TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, THE YIELD TO MATURITY, THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE [VICE PRESIDENT][CHIEF FINANCIAL OFFICER OF THE ISSUER AT THE FOLLOWING ADDRESS: [C/O COSON CORPORATE SERVICES, MILNER HOUSE, 18 PARLIAMENT STREET, P.O. BOX HM 1561, HAMILTON HM FX BERMUDA][111 POWDERMILL ROAD, MAYNARD, MASSACHUSETTS 01754].

A1-4

[STRATUS TECHNOLOGIES BERMUDA LTD.][STRATUS TECHNOLOGIES INC.]
12% SENIOR SECURED NOTE DUE 2015

No. __	$
[or such other principal amount as
shall be set forth in the Schedule
of Exchanges of Interests in the
Global Note attached hereto]‡

CUSIPNo. ________
[Stratus Technologies Bermuda Ltd.][Stratus Technologies, Inc.] promises to pay to ________ or registered assigns, the principal sum of ________________________________________ DOLLARS [or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]§ on March 29, 2015.
Interest Payment Dates: April 15 and October 15, commencing on October 15, 2010
Record Dates: April 1 and October 1
Dated: _____________, 20__
     Reference is made to the further provisions of this Note contained on the reverse side of this Note, which for all purposes have the same effect as if set forth at this place.
[Signature page follows.]

‡	Insert in Global Notes only.

§	Insert in Global Notes only.

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          IN WITNESS WHEREOF, [Stratus Technologies Bermuda Ltd.][Stratus Technologies, Inc.] has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

[STRATUS TECHNOLOGIES BERMUDA LTD.][STRATUS TECHNOLOGIES, INC.]
By:
Name:
Title:

TRUSTEE’S CERTIFICATE
OF AUTHENTICATION
          The Bank of New York Mellon Trust Company, N.A., as Trustee, certifies that this is one of the [Bermuda][U.S.] Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Date of Authentication:		Title:

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[REVERSE OF [BERMUDA][U.S.] NOTE]
12% SENIOR SECURED NOTE DUE 2015
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
          (1) Interest. [Stratus Technologies Bermuda Ltd., an exempted limited liability company under the laws of Bermuda][Stratus Technologies, Inc., a Delaware corporation] (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 12.00% per annum from the date of the Indenture until maturity. The Issuer shall pay interest semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”); provided, that if such date is not a Business Day, such payment shall be made on the next succeeding Business Day; provided, further that no interest shall accrue on the payment so deferred until such next succeeding Business Day. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2010. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          (2) Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, interest and Additional Interest, if any, at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer in the case of interest or Additional Interest, if any, by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments with respect to Global Notes will be paid to the Depositary in accordance with the Applicable Procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          (3) Maturity. The Notes will mature on March 29, 2015. If any Stated Maturity, redemption date or repurchase date is not a Business Day, the payment of principal, premium, if any, interest and Additional Interest, if any, due on that date will be made on the next succeeding Business Day with the same force and effect as if made

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on the Stated Maturity, redemption date or repurchase date, as applicable, provided that no interest will accrue for the period from and after such Stated Maturity, redemption date or repurchase date, as the case may be.
     (4) Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act in any such capacity.
     (5) Indenture. The Issuer issued the Notes under an Indenture dated as of April 8, 2010 (the “Indenture”) among the Issuer, [Stratus Technologies, Inc.][Stratus Technologies Bermuda Ltd.] (together, the “Issuers”) and the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb, the “TIA”)). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. All capitalized terms which are defined in the Indenture and used in this Note without other definition shall have the meanings assigned to them in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
     (6) Optional Redemption. (a) Except as set forth in subparagraphs (b), (c)[,][and] (d) [and (e)] of this paragraph 6, the Issuers shall not be entitled to redeem the Notes at their option prior to April 15, 2013.
     On and after April 15, 2013, the Issuers may redeem the Notes as Units, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the periods set forth below:

For the period below	Percentage
On or after April 15, 2013 but prior to January 15, 2015	112.000%
On or after January 15, 2015	100.000%
     (b) Notwithstanding the provisions of subsection (a) of this paragraph 6, prior to April 15, 2013, the Issuers may redeem as Units up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date) if:
     (1) such redemption is made with the net cash proceeds of one or more Equity Offerings;

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(2) at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or any of its Subsidiaries); and
(3) the redemption occurs within 90 days of such Equity Offering.
     (c) Notwithstanding the provisions of subsection (a) of this paragraph 6, at any time prior to April 15, 2013, the Issuers may redeem a portion of the Notes as Units upon not less than 30 nor more than 60 days’ notice at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on an Interest Payment Date falling on or prior to the redemption date; provided, that the maximum aggregate principal amount of the Notes that may be redeemed pursuant to this clause (c) during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, shall not exceed 10% of the aggregate principal amount of Notes originally issued under the Indenture.
     (d) Notwithstanding the provisions of subsection (a) of this paragraph 6, prior to April 15, 2013, the Issuers will be entitled at their option to redeem some or all of the Notes as Units at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium (the Trustee having no responsibility for determining such Applicable Premium) as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to the redemption date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.
     Any redemption of the Notes pursuant to subsection (b), (c) or (d) of this paragraph 6 shall include U.S. Notes and Bermuda Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption.
     (e) [The Issuer may redeem the Notes, in whole, but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in Sections 3.01 through 3.06 of the Indenture), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or Guarantor has or would be required to pay Additional

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Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, as a result of:
     (i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or
     (ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).]**
          (7) Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Prior to a Separation Event, Units consisting of Notes having an aggregate principal amount in excess of $2,000 may be redeemed in part but only in whole multiples of $10. After a Separation Event, Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $10, unless all of the Notes held by a Holder are to be redeemed. Notices of redemption may not be conditional. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest and Additional Interest, if any, shall cease to accrue on the principal amount of the Notes or portions of them called for redemption.
          (8) Mandatory Redemption; Open Market Purchases. Except as set forth in paragraph 9 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.
          (9) Offers to Purchase. Sections 5.10, 5.14 and 5.15 of the Indenture provide that after certain Asset Sales, upon the occurrence of a Change of Control and upon the Issuers having Excess Cash Flow, and subject to further limitations contained therein, the Issuers will make an offer to purchase Notes in accordance with the procedures set forth in the Indenture.
          (10) Denominations; Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $10 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as

**       This provision only to be included on Bermuda Notes.

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provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
          (11) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
          (12) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes). Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described in paragraph 9 above prior to the time at which an obligation to make such an offer has arisen); (3) reduce the rate of or change the time for payment of interest on any Note; (4) waive a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Additional Interest, if any, on the Notes; (7) release any Guarantor (other than either Issuer) that is a Significant Subsidiary or any group of Guarantors (other than a group including either Issuer) that, taken together, would constitute a Significant Subsidiary from any of its or their obligations under its or their Note Guarantee(s) or the Indenture, except in accordance with the terms of the Indenture; (8) make any change to Section 5.19 of the Indenture that adversely affects the rights of any holder of a Note or beneficial owner thereof or amend the terms of any Note or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder; or (9) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding. Notwithstanding the foregoing, without the

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consent of any Holder of Notes, the Issuers and the Trustee and, if applicable, the Collateral Agent may amend or supplement the Indenture Documents to: (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with Section 6.01 of the Indenture, (4) provide for the assumption of either Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the assets of such Person, (5) add Guarantees with respect to the Notes or to secure the Notes, (6) add to the covenants of either Issuer or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon either Issuer or any Guarantor, (7) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture Documents of any such Holder, (8) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, (9) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of this Indenture and the Collateral Documents, (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, (12) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture, (13) to conform the text of the Indenture or any of the other Indenture Documents to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a recitation of a provision of the Indenture or any of the other Indenture Documents, as evidenced by an Officers’ Certificate or (14) release a Guarantor and/or Collateral in accordance with the Indenture. The consent of Holders in not necessary under the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment under the Indenture becomes effective, the Issuers are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.
          (13) Defaults and Remedies. An Event of Default occurs if any of the following events occur: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required offer to purchase (including a default in payment resulting from the failure to make a required offer to purchase), upon acceleration or otherwise; (iii) failure to perform any other covenant or agreement of either Issuer, Holdings or any of its other Restricted Subsidiaries under the Indenture Documents for 60 days after

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written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, interest or Additional Interest, if any, on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent); (v) failure by either Issuer, Holdings or any of its other Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vi) any Collateral Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Prior Liens; provided that in each case, such cessation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected (to the extent such collateral agreements require such Liens to be perfected) security interest in favor of the Collateral Agent prior to the rights of all third Persons other than the holders of Permitted Prior Liens; (vii) except as expressly permitted by the Indenture, any Indenture Document shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or either Issuer or any Guarantor, or any Person acting on behalf of either Issuer or any Guarantor, shall deny or disaffirm its obligations under any Indenture Document; (viii) certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) the aggregate principal amount of all outstanding loans and unreimbursed reimbursement obligations, if any, under the Revolving Credit Facility shall exceed $15.0 million immediately following the consummation of an Excess Cash Flow Offer.
     If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together,would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Issuers with a copy to the Trustee, if given by Holders, may declare all the

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Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.
     The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.
     In the event of any Event of Default specified under subsection (iv) above, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose Holdings delivers an Officers’ Certificate to the Trustee stating that:
(1)	(a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b) the default or event of default that is the basis for such Event of Default has been remedied or cured (and any acceleration of such Indebtedness has ceased to be so accelerated thereby) or the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;
(2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and
(3) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

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     The Issuers and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (14) Trustee Dealings with Holdings and the Issuers. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Holdings and the Issuers or any Affiliate of Holdings with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.
     (15) No Recourse Agent Others. No past, present or future director, officer, employee, member, incorporator or stockholder of Holdings, either Issuer or any other Guarantor, as such, shall have any liability for any obligations of Holdings, such Issuer or such Guarantor, as the case may be, under the Indenture Documents or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.
     (16) Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     (17) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (18) Additional Rights of Holders of Registrable Notes. In addition to the rights provided to Holders under the Indenture, Holders of Registrable Notes (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement, dated as of the date of the Indenture (the “Registration Rights Agreement”), among the Issuers, the Guarantors and the Initial Purchaser, as such agreement may be amended, modified or supplemented from time to time.
     (19) Guarantees. This Note is entitled to the benefits of the Note Guarantee made for the benefit of the Holders and the Trustee by each of the Guarantors.
     (20) Cusip Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, The Issuers have caused CUSIP numbers to be assigned to the Units of which this Note forms a part. Upon the occurrence of a Separation Event, the Issuers will have separate CUSIP numbers printed

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on the Notes and the Issuers and the Trustee may use CUSIP numbers in notices as a convenience to Holders, including notices of redemption. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice or notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     (21) Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE DOCUMENTS.
     (22) Waiver of Jury Trial. EACH OF THE ISSUERS, EACH GUARANTOR AND EACH OF THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (23) Intercreditor Agreement. Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreements and each of the Holders hereby authorizes the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement.
     The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
[Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
P.O Box HM 1561
Hamilton HM FX Bermuda
Attn: Vice President]
[Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
Attn: Chief Financial Officer]

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ASSIGNMENT FORM
          If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:
          I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint ________________________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: ______________________

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Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, check the appropriate box below:

☐ Section 5.10	☐ Section 5.14	☐ Section 5.15
     If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, state the amount you elect to have purchased (any unpurchased portion must equal $2,000 or an integral multiple of $10 in excess thereof):
$
Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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[Schedule Of Exchanges Of Interests In The Global Note]††
The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Principal Amount
	Amount of decrease in	Amount of increase in	of this Global Note
	Principal Amount	Principal Amount	following such	Signature of authorized
	of	of	decrease	officer of Trustee or
Date of Exchange	this Global Note	this Global Note	(or increase)	Custodian

††	This schedule should be included only if the Note is issued in global form.

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EXHIBIT A-2
STRATUS TECHNOLOGIES BERMUDA LTD.
STRATUS TECHNOLOGIES, INC.
[Regulation S] Units

No. CUSIP No.	Certificate for ___ Units [or such other number of Units as shall be set forth in the Schedule of Exchanges of Interests in the Global Unit attached hereto]‡‡
          The Units consist of the 12% Senior Secured Notes due 2015 issued by Stratus Technologies Bermuda Ltd. and the 12% Senior Secured Notes due 2015 issued by Stratus Technologies, Inc., each attached hereto.
          UNTIL THE OCCURRENCE OF A SEPARATION EVENT (AS DEFINED IN THE INDENTURE REFERRED TO IN THE NOTES ATTACHED HERETO), THE NOTES MAY NOT BE TRANSFERRED OR EXCHANGED SEPARATELY FROM, AND MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER WITH, THE OTHER NOTES THAT ARE PART OF THE UNIT.

‡‡	Insert in Global Units only.

A2-1

ASSIGNMENT FORM
          If you the Holder want to assign this Unit, fill in the form below and have your signature guaranteed:
          I or we assign and transfer this Unit to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint __________________________________ agent to transfer this Unit on the books of the Issuers. The agent may substitute another to act for him.

Dated: _________________________	Signed:
(Sign exactly as your name appears on the other side of this Unit)
Signature Guarantee: ______________________

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[Schedule Of Exchanges of Interests In The Global Unit]§§
The following exchanges of a part of this Global Unit for an interest in another Global Unit or for a Definitive Unit, or exchanges of a part of another Global Unit or Definitive Unit for an interest in this Global Unit, have been made:

Amount of this Global
	Amount of decrease		Unit following such	Signature of authorized
	of	Amount of increase in	decrease	officer of Trustee or
Date of Exchange	this Global Unit	this Global Unit	(or increase)	Custodian

§§	This schedule should be included only if the Unit is issued in global form

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[Face of Temporary Regulation S [Bermuda][U.S.] Global Note]
[INSERT UNIT LEGEND]
[INSERT GLOBAL SECURITY LEGEND]
[INSERT PRIVATE PLACEMENT LEGEND]
[INSERT TEMPORARY REGULATION S LEGEND]
THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN § 1273(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND TREASURY REGULATIONS § 1.1273-1 PROMULGATED THEREUNDER). WITH RESPECT TO THE NOTES, [STRATUS TECHNOLOGIES BERMUDA LTD.][STRATUS TECHNOLOGIES, INC.] AGREES TO PROVIDE TO HOLDERS OF NOTES, UPON WRITTEN REQUEST, THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, THE YIELD TO MATURITY, THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE [VICE PRESIDENT][CHIEF FINANCIAL OFFICER] OF THE ISSUER AT THE FOLLOWING ADDRESS: [C/O COSON CORPORATE SERVICES, MILNER HOUSE, 18 PARLIAMENT STREET, P.O. BOX HM 1561, HAMILTON HM FX BERMUDA][111 POWDERMILL ROAD, MAYNARD, MASSACHUSETTS 01754].

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[STRATUS TECHNOLOGIES BERMUDA LTD.][STRATUS TECHNOLOGIES INC.]
12% SENIOR SECURED NOTE DUE 2015

No. ___	$___________ [or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto]***
CUSIP No.________________
[Stratus Technologies Bermuda Ltd.][Stratus Technologies, Inc.] promises to pay to                      or registered assigns,

the principal sum of ____________________________ DOLLARS [or such other principal amount as shall be set forth in the Schedule of Exchanges of Interests in the Global Note attached hereto] ††† on March 29, 2015.
Interest Payment Dates: April 15 and October 15, commencing on October 15, 2010
Record Dates: April 1 and October 1
Dated: _____________, 20__
     Reference is made to the further provisions of this Note contained on the reverse side of this Note, which for all purposes have the same effect as if set forth at this place.
[Signature page follows.]

***	Insert in Global Notes only.

†††	Insert in Global Notes only.

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          IN WITNESS WHEREOF, [Stratus Technologies Bermuda Ltd.][Stratus Technologies, Inc.] has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

[STRATUS TECHNOLOGIES BERMUDA LTD.] [STRATUS TECHNOLOGIES, INC.]
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
          The Bank of New York Mellon Trust Company, N.A., as Trustee, certifies that this is one of the [Bermuda][U.S.] Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

Date of Authentication:

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[REVERSE OF TEMPORARY REGULATION S [BERMUDA][U.S.] GLOBAL NOTE]
12% SENIOR SECURED NOTE DUE 2015
     Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
     (1) Interest. [Stratus Technologies Bermuda Ltd., an exempted limited liability company under the laws of Bermuda][Stratus Technologies, Inc., a Delaware corporation] (the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 12.00% per annum from the date of the Indenture until maturity. The Issuer shall pay interest semi-annually in arrears on April 15 and October 15 of each year (each, an “Interest Payment Date”); provided, that if such date is not a Business Day, such payment shall be made on the next succeeding Business Day; provided, further that no interest shall accrue on the payment so deferred until such next succeeding Business Day. Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2010. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
     (2) Method OF Payment. The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the April 1 or October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, interest and Additional Interest, if any, at the office or agency of the Issuer maintained for such purpose, or, at the option of the Issuer in the case of interest or Additional Interest, if any, by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments with respect to Global Notes will be paid to the Depositary in accordance with the Applicable Procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     (3) Maturity. The Notes will mature on March 29, 2015. If any Stated Maturity, redemption date or repurchase date is not a Business Day, the payment of principal, premium, if any, interest and Additional Interest, if any, due on that date will

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be made on the next succeeding Business Day with the same force and effect as if made on the Stated Maturity, redemption date or repurchase date, as applicable, provided that no interest will accrue for the period from and after such Stated Maturity, redemption date or repurchase date, as the case may be.
     (4) Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer may act in any such capacity.
     (5) Indenture. The Issuer issued the Notes under an Indenture dated as of April 8, 2010 (the “Indenture”) among the Issuer, [Stratus Technologies, Inc.][Stratus Technologies Bermuda Ltd.] (together, the “Issuers”) and the Trustee and Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb, the “TIA”)). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. All capitalized terms which are defined in the Indenture and used in this Note without other definition shall have the meanings assigned to them in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
     (6) Optional Redemption. (a) Except as set forth in subparagraphs (b), (c)[,][ and] (d) [and (e)] of this paragraph 6, the Issuers shall not be entitled to redeem the Notes at their option prior to April 15, 2013.
          On and after April 15, 2013, the Issuers may redeem the Notes as Units, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the periods set forth below:

For the period below	Percentage
On or after April 15, 2013 but prior to January 15, 2015	112.000%
On or after January 15, 2015	100.000%

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     (b) Notwithstanding the provisions of subsection (a) of this paragraph 6, prior to April 15, 2013, the Issuers may redeem as Units up to 35% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under the Indenture at a redemption price of 112.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date) if:
(1) such redemption is made with the net cash proceeds of one or more Equity Offerings;
(2) at least 65% of the aggregate principal amount of the Notes (including Additional Notes) originally issued under this Indenture remain outstanding immediately after the occurrence of such redemption (excluding Notes held by Holdings or any of its Subsidiaries); and
(3) the redemption occurs within 90 days of such Equity Offering.
     (c) Notwithstanding the provisions of subsection (a) of this paragraph 6, at any time prior to April 15, 2013, the Issuers may redeem a portion of the Notes as Units upon not less than 30 nor more than 60 days’ notice at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest on an Interest Payment Date falling on or prior to the redemption date; provided, that the maximum aggregate principal amount of the Notes that may be redeemed pursuant to this clause (c) during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, shall not exceed 10% of the aggregate principal amount of Notes originally issued under the Indenture.
     (d) Notwithstanding the provisions of subsection (a) of this paragraph 6, prior to April 15, 2013, the Issuers will be entitled at their option to redeem some or all of the Notes as Units at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium (the Trustee having no responsibility for determining such Applicable Premium) as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to the redemption date). Notice of such redemption must be mailed by first-class mail to each holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.
     Any redemption of the Notes pursuant to subsection (b), (c) or (d) of this paragraph 6 shall include U.S. Notes and Bermuda Notes on a pro rata basis based on the aggregate principal amount of the Notes outstanding at the time of redemption.
     (e) [The Issuer may redeem the Notes, in whole, but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with

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the procedures described in Sections 3.01 through 3.06 of the Indenture), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer or Guarantor has or would be required to pay Additional Amounts, and the Issuer or Guarantor cannot avoid any such payment obligation by taking reasonable measures available, as a result of:
     (i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or
     (ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation becomes effective on or after the date of this Indenture (or, if the relevant Tax Jurisdiction has changed since the date of this Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).]11
     (14) Notice of Redemption. Notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Prior to a Separation Event, Units consisting of Notes having an aggregate principal amount in excess of $2,000 may be redeemed in part but only in whole multiples of $10. After a Separation Event, Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $10, unless all of the Notes held by a Holder are to be redeemed. Notices of redemption may not be conditional. On and after the redemption date, unless the Issuers default in the payment of the redemption price, interest and Additional Interest, if any, shall cease to accrue on the principal amount of the Notes or portions of them called for redemption.
     (15) Mandatory Redemption; Open Market Purchases. Except as set forth in paragraph 9 below, the Issuers shall not be required to make mandatory redemption or sinking fund payments or offers to purchase with respect to the Notes. The Issuers may at any time and from time to time purchase Notes in the open market or otherwise.

[11]	This provision only to be included on Bermuda Notes.

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     (16) Offers to Purchase. Sections 5.10, 5.14 and 5.15 of the Indenture provide that after certain Asset Sales, upon the occurrence of a Change of Control and upon the Issuers having Excess Cash Flow, and subject to further limitations contained therein, the Issuers will make an offer to purchase Notes in accordance with the procedures set forth in the Indenture.
     (17) Denominations; Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $10 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
     (18) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
     (19) Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes). Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder): (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described in paragraph 9 above prior to the time at which an obligation to make such an offer has arisen); (3) reduce the rate of or change the time for payment of interest on any Note; (4) waive a Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, interest or Additional Interest, if any, on the Notes; (7) release any Guarantor (other than either Issuer) that is a Significant Subsidiary or any group of Guarantors (other than a group including either Issuer) that, taken together, would constitute a Significant Subsidiary from any of its or their obligations under its or their Note Guarantee(s) or the

A2-11

Indenture, except in accordance with the terms of the Indenture; (8) make any change to Section 5.19 of the Indenture that adversely affects the rights of any holder of a Note or beneficial owner thereof or amend the terms of any Note or the Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder; or (9) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to, or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding. Notwithstanding the foregoing, without the consent of any Holder of Notes, the Issuers and the Trustee and, if applicable, the Collateral Agent may amend or supplement the Indenture Documents to: (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with Section 6.01 of the Indenture, (4) provide for the assumption of either Issuer’s or any Guarantor’s obligations to holders of Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of the assets of such Person, (5) add Guarantees with respect to the Notes or to secure the Notes, (6) add to the covenants of either Issuer or any Guarantor for the benefit of the holders of the Notes or surrender any right or power conferred upon either Issuer or any Guarantor, (7) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture Documents of any such Holder, (8) comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939, as amended, (9) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of this Indenture and the Collateral Documents, (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, (12) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture, (13) to conform the text of the Indenture or any of the other Indenture Documents to any provision of the “Description of the Notes” in the Offering Memorandum to the extent that such provision in the “Description of the Notes” was intended to be a recitation of a provision of the Indenture or any of the other Indenture Documents, as evidenced by an Officers’ Certificate or (14) release a Guarantor and/or Collateral in accordance with the Indenture. The consent of Holders in not necessary under the Indenture to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment under the Indenture becomes effective, the Issuers are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, shall not impair or affect the validity of the amendment.

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     (20) Defaults and Remedies. An Event of Default occurs if any of the following events occur: (i) default for 30 days in the payment when due of interest or Additional Interest, if any, on the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note when due at maturity, upon optional redemption, upon required offer to purchase (including a default in payment resulting from the failure to make a required offer to purchase), upon acceleration or otherwise; (iii) failure to perform any other covenant or agreement of either Issuer, Holdings or any of its other Restricted Subsidiaries under the Indenture Documents for 60 days after written notice to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, interest or Additional Interest, if any, on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent); (v) failure by either Issuer, Holdings or any of its other Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vi) any Collateral Document at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Prior Liens; provided that in each case, such cessation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected (to the extent such collateral agreements require such Liens to be perfected) security interest in favor of the Collateral Agent prior to the rights of all third Persons other than the holders of Permitted Prior Liens; (vii) except as expressly permitted by the Indenture, any Indenture Document shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or either Issuer or any Guarantor, or any Person acting on behalf of either Issuer or any Guarantor, shall deny or disaffirm its obligations under any Indenture Document; (viii) certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and (ix) the aggregate principal amount of all outstanding loans and unreimbursed reimbursement obligations, if any, under the Revolving Credit Facility

A2-13

shall exceed $15.0 million immediately following the consummation of an Excess Cash Flow Offer.
     If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to the Issuers with a copy to the Trustee, if given by Holders, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, either Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest or Additional Interest, if any) if it determines that withholding notice is in their interest.
     The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest or Additional Interest, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of at least a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration) have been cured or waived.
     In the event of any Event of Default specified under subsection (iv) above, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose Holdings delivers an Officers’ Certificate to the Trustee stating that:
(1) (a) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or
(b) the default or event of default that is the basis for such Event of Default has been remedied or cured (and any acceleration of such Indebtedness has ceased to be so accelerated thereby) or the holders

A2-14

thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;
(2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and
(3) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
     The Issuers and each Guarantor is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the Issuers are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
     (24) Trustee Dealings With Holdings and The Issuers. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Holdings and the Issuers or any Affiliate of Holdings with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, in the event that the Trustee acquires any conflicting interest as defined by the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.
     (25) No Recourse Agent Others. No past, present or future director, officer, employee, member, incorporator or stockholder of Holdings, either Issuer or any other Guarantor, as such, shall have any liability for any obligations of Holdings, such Issuer or such Guarantor, as the case may be, under the Indenture Documents or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.
     (26) Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.
     (27) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
     (28) Additional Rights of Holders of Registrable Notes. In addition to the rights provided to Holders under the Indenture, Holders of Registrable Notes (as defined in the Registration Rights Agreement) shall have all the rights set forth in the Registration Rights Agreement, dated as of the date of the Indenture (the “Registration Rights

A2-15

Agreement”), among the Issuers, the Guarantors and the Initial Purchaser, as such agreement may be amended, modified or supplemented from time to time.
     (29) Guarantees. This Note is entitled to the benefits of the Note Guarantee made for the benefit of the Holders and the Trustee by each of the Guarantors.
     (30) Cusip Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, The Issuers have caused CUSIP numbers to be assigned to the Units of which this Note forms a part. Upon the occurrence of a Separation Event, the Issuers will have separate CUSIP numbers printed on the Notes and the Issuers and the Trustee may use CUSIP numbers in notices as a convenience to Holders, including notices of redemption. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice or notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
     (31) Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE DOCUMENTS.
     (32) Waiver of Jury Trial. EACH OF THE ISSUERS, EACH GUARANTOR AND EACH OF THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (33) Intercreditor Agreement. Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and all such replacement Intercreditor Agreements and each of the Holders hereby authorizes the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement.
     The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:
[Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
P.O Box HM 1561
Hamilton HM FX Bermuda
Attn: Vice President]
[Stratus Technologies, Inc.
111 Powdermill Road

A2-16

Maynard, Massachusetts 01754
Attn: Chief Financial Officer]

A2-17

ASSIGNMENT FORM
          If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:
          I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)
and irrevocably appoint                                                                                   agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:

A2-18

Option of Holder to Elect Purchase
     If you want to elect to have this Note purchased by the Issuer pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, check the appropriate box below:

☐ Section 5.10	☐ Section 5.14	☐ Section 5.15
     If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 5.10, 5.14 or 5.15 of the Indenture, state the amount you elect to have purchased (any unpurchased portion must equal $2,000 or an integral multiple of $10 in excess thereof):
$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A2-19

Schedule Of Exchanges Of Interests In The Regulation S Temporary
Global Note§§§
The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made:

Principal Amount
	Amount of decrease in	Amount of increase in	of this Global Note
	Principal Amount	Principal Amount	following such	Signature of authorized
	of	of	decrease	officer of Trustee or
Date of Exchange	this Global Note	this Global Note	(or increase)	Custodian

§§§	This schedule should be included only if the Note is issued in global form.

A2-20

EXHIBIT B
FORM OF CERTIFICATE OF TRANSFER
Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services Milner House
18 Parliament Street P.O. Box HM 1561
Hamilton HM FX Bermuda
Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
The Bank of New York Mellon Trust Company, N.A.
525 William Penn Place, 38th Floor
Pittsburgh, Pennsylvania 15259
Attention: James M. Young, Senior Associate
Re:	215,000 Units, each consisting of $480 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies Bermuda Ltd. and $520 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc.
Reference is hereby made to the Indenture, dated as of April 8, 2010 (the “Indenture”), among Stratus Technologies Bermuda Ltd., an exempted limited liability company formed under the laws of Bermuda (the “Bermuda Issuer”), and Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                                        , (the “Transferor”) owns and proposes to transfer [Units][Notes] or interest in such [Units][Notes] specified in Annex A hereto, in the principal amount of $                     (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:
[CHECK ALL THAT APPLY]
1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Security or a Restricted Definitive Security pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Security is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Security and/or the Restricted Definitive Security and in the Indenture and the Securities Act.
2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Security, the Regulation S Permanent Global Security or a Restricted Definitive Security pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Security, the Regulation S Temporary Global Security and/or the Restricted Definitive Security and in the Indenture and the Securities Act.
3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Security or a Restricted Definitive Security pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Securities and Restricted Definitive Securities and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):
     (a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;
or
     (b) ☐ such Transfer is being effected to Stratus Technologies Bermuda Holdings Ltd. or a subsidiary thereof;
or
     (c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;
or

     (d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Security or Restricted Definitive Securities and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Security and/or the Restricted Definitive Securities and in the Indenture and the Securities Act.
4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Security or of an Unrestricted Definitive Security.
(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.
(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.
(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities or Restricted Definitive Securities and in the Indenture.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER
1.	The Transferor owns and proposes to transfer the following:
[CHECK ONE OF (a) OR (b)]
(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Security, or

(ii)	☐ Regulation S Global Security, or

(iii)	☐ IAI Global Security; or
(b)	☐ a Restricted Definitive Security.
2.	After the Transfer the Transferee will hold:
[CHECK ONE]
(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Security, or

(ii)	☐ Regulation S Global Security, or

(iii)	☐ IAI Global Security; or

(iv)	☐ Unrestricted Global Security; or
(b)	☐ a Restricted Definitive Security; or

(c)	☐ an Unrestricted Definitive Security,

in accordance with the terms of the Indenture.

EXHIBIT C
FORM OF CERTIFICATE OF EXCHANGE
Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
P.O. Box HM 1561
Hamilton HM FX Bermuda
Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
The Bank of New York Mellon Trust Company, N.A.
525 William Penn Place, 38th Floor
Pittsburgh, Pennsylvania 15259
Attention: James M. Young, Senior Associate

Re:	215,000 Units, each consisting of $480 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies Bermuda Ltd. and $520 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc.,
Reference is hereby made to the Indenture, dated as of April 8, 2010 (the “Indenture”), among Stratus Technologies Bermuda Ltd., an exempted limited liability company formed under the laws of Bermuda (the “Bermuda Issuer”), and Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
                                                            , (the “Owner”) owns and proposes to exchange the [Units][Notes] or interest in such [Units][Notes], in the principal amount of $____________ (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:
1. Exchange of Restricted Definitive Securities or Beneficial Interests in a Restricted Global Security for Unrestricted Definitive Securities or Beneficial Interests in an Unrestricted Global Security
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to beneficial interest in an Unrestricted Global Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a beneficial interest in an Unrestricted Global Security in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to Unrestricted Definitive Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(c) ☐ Check if Exchange is from Restricted Definitive Security to beneficial interest in an Unrestricted Global Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
(d) ☐ Check if Exchange is from Restricted Definitive Security to Unrestricted Definitive Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Unrestricted Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.
2. Exchange of Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities for Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities
(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to Restricted Definitive Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a Restricted Definitive Security with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Security is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Security issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Security and in the Indenture and the Securities Act.
(b) ☐ Check if Exchange is from Restricted Definitive Security to beneficial interest in a Restricted Global Security. In connection with the Exchange of the Owner’s Restricted Definitive Security for a beneficial interest in the [CHECK ONE] ☐ 144A Global Security, ☐ Regulation S Global Security, ☐ IAI Global Security with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Security and in the Indenture and the Securities Act.
This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Owner]

By:
Name:
Title:

Dated: ______________________

EXHIBIT D
FORM OF CERTIFICATE FROM
ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
P.O. Box HM 1561
Hamilton HM FX Bermuda
Stratus Technologies, Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
The Bank of New York Mellon Trust Company, N.A.
525 William Penn Place
Pittsburgh, Pennsylvania 15259
Attention: James M. Young, Senior Associate

Re:	215,000 Units, each consisting of $480 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies Bermuda Ltd. and $520 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc.
Reference is hereby made to the Indenture, dated as of April 8, 2010 (the “Indenture”), among Stratus Technologies Bermuda Ltd., an exempted limited liability company formed under the laws of Bermuda (the “Bermuda Issuer”), and Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.
In connection with our proposed purchase of $____________ aggregate principal amount of:
(a) ☐ a beneficial interest in a Global Security, or
(b) ☐ a Definitive Security,
we confirm that:
1. We understand that any subsequent transfer of the Securities or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Securities or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2. We understand that the offer and sale of the Securities have not been registered under the Securities Act, and that the Securities and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Securities or any interest therein, we will do so only (A) to Stratus Technologies Bermuda Holdings Ltd. or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined

D-1

below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to an effective registration statement under the Securities Act or (F) pursuant to any other available exemption from the registration requirements of the Securities Act, if available, and we further agree to provide to any Person purchasing the Definitive Security or beneficial interest in a Global Security from us in a transaction meeting the requirements of clauses (A) through (D) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.
3. We understand that, on any proposed resale of the Securities or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Securities purchased by us will bear a legend to the foregoing effect.
4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
5. We are acquiring the Securities or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________________

D-2

EXHIBIT E
Note Guarantee
(See attached)

E-1

NOTE GUARANTEE
          NOTE GUARANTEE, dated as of April 8, 2010 (this “Guarantee”), made by each of the corporations that are signatories hereto (the “Guarantors”), in favor of The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) for the Holders (as defined in the Indenture (as hereafter defined)).
W I T N E S S E T H:
          WHEREAS, Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer”) and Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer” and, together with the U.S. Issuer, the “Issuers”), are party to an Indenture, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Trustee and The Bank of New York Mellon Trust Company, N.A., as collateral agent (in such capacity, the “Collateral Agent”) pursuant to which the Issuers have issued units (the “Units”), each Unit consisting of $480 principal amount of 12% Senior Secured Notes due 2015 (the “Bermuda Notes”) issued by the Bermuda Issuer and $520 principal amount of 12% Senior Secured Notes due 2015 (the “U.S. Notes” and, together with the Bermuda Notes, the “Notes”) issued by the U.S. Issuer;
          WHEREAS, the Issuers and the other Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the proceeds of the Notes; and
          NOW, THEREFORE, in consideration of the premises and to induce the Holders to purchase the Notes, the Guarantors hereby agree with and for the benefit of the Trustee and the Holders as follows:
          1. Defined Terms. As used in this Guarantee, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, and the following terms shall have the following meaning:
     “Bermuda Obligations”: means the unpaid principal amount of, premium, if any, and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Bermuda Issuer, whether or not a claim for such post-filing or post-petition interest is allowed) the Notes, and interest on the overdue principal of and interest and premium, if any, on the Notes and all other obligations and liabilities of the Bermuda Issuer to the Holders, the Trustee or the Collateral Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the other Indenture Documents and any other document executed and delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Holders, the Trustee or the Collateral Agent that are required to be paid by the Bermuda Issuer or the other Guarantors pursuant to the terms of the Indenture) or otherwise.

     “Obligations”: means the Bermuda Obligations and the U.S. Obligations.
     “U.S. Obligations”: means the unpaid principal amount of, premium, if any, and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the U.S. Issuer, whether or not a claim for such post-filing or post-petition interest is allowed) the Notes, and interest on the overdue principal of and interest and premium, if any, on the Notes and all other obligations and liabilities of the U.S. Issuer to the Holders, the Trustee or the Collateral Agent, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the other Indenture Documents and any other document executed and delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Holders, the Trustee or the Collateral Agent that are required to be paid by the U.S. Issuer or the other Guarantors pursuant to the terms of the Indenture) or otherwise.
          2. Guarantee. (a) (i) each Guarantor other than the Bermuda Issuer hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Trustee, for the benefit of the Holders, the Trustee and the Collateral Agent and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Bermuda Issuer when due (whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise) of the Bermuda Obligations, and each of the Guarantors other than the Bermuda Issuer further agrees, pursuant to Sections 8.07 and 12.11 of the Indenture, to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Trustee or the Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Bermuda Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guarantee and (ii) each Guarantor other than the U.S. Issuer hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Trustee, for the benefit of the Holders, the Trustee and the Collateral Agent and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the U.S. Issuer when due (whether at Stated Maturity, by acceleration, redemption, required purchase or repurchase or otherwise) of the U.S. Obligations, and each of the Guarantors other than the U.S. Issuer further agrees, pursuant to Sections 8.07 and 12.11 of the Indenture, to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Trustee or the Collateral Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the U.S. Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guarantee.
          (b) Anything herein or in any other Indenture Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Indenture Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights of the Trustee or any Holder hereunder.
          (d) No payment or payments made by any of the Issuers, the other Guarantors, any other guarantor or any other Person or received or collected by the Trustee or any Holder from any Issuer, the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full or the release of such Guarantor in accordance with Section 7.
          (e) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Trustee, the Collateral Agent or any Holder on account of its liability hereunder, it will notify the Trustee in writing that such payment is made under this Guarantee for such purpose.
          3. Right of Set-off. Upon: (i) the filing of a petition under any of the provisions of the Bankruptcy Code or amendments thereto, by or against; (ii) the making of an assignment for the benefit of creditors by; (iii) the application for the appointment, or the appointment, of any receiver of, or of any substantial portion of the property of; (iv) the issuance of any execution against any substantial portion of the property of; (v) the issuance of a subpoena or order, in supplementary proceedings, against or with respect to any substantial portion of the property of; or (vi) the issuance of a warrant of attachment against any substantial portion of the property of; Holdings or the Issuers, each Guarantor hereby irrevocably authorizes the Trustee and the Collateral Agent at any time and from time to time without notice to such Guarantor or any other guarantor, any such notice being expressly waived by each Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Trustee or the Collateral Agent, as applicable, to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Trustee or the Collateral Agent, as applicable, may elect, against and on account of the obligations and liabilities of such Guarantor to the Trustee, the Collateral Agent or the Holders hereunder or under the Indenture, the Notes, or the other Indenture Documents, as the Trustee or the Collateral Agent, as applicable, may elect, whether or not the Trustee or any Holder has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each of the Trustee and the Collateral Agent agrees to notify such Guarantor promptly of any such set-off and the application made by the Trustee or the Collateral Agent, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Trustee and the Collateral Agent under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Person may have.

          4. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or application of funds of any of the Guarantors by the Trustee or the Collateral Agent, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or the Collateral Agent for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any other Guarantor (including the Issuers) in respect of payments made by such Guarantor hereunder, and any such rights of subrogation and reimbursement of the Guarantors are hereby waived until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Issuers on account of the Obligations are paid in full.
          5. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Trustee or any Holder may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Trustee, the Collateral Agent or the Holders pursuant to the provisions of the Indenture and the Indenture, the Notes, the other Indenture Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, pursuant to the provisions of the Indenture, and any collateral security, guarantee or right of offset at any time held by the Trustee or the Collateral Agent for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Trustee nor the Collateral Agent shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any particular Guarantor, the Trustee or, subject to Sections 7.06 and 7.07 of the Indenture, any Holder may, but shall be under no obligation to, make a similar demand on any other Guarantor or guarantor, and any failure by the Trustee or, subject to Sections 7.06 and 7.07 of the Indenture, such Holder to make any such demand or to collect any payments from any such other Guarantor or guarantor or any release of any such other Guarantor or guarantor shall not relieve such Guarantor in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Trustee or any Holder against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          6. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations guaranteed by such Guarantor, and notice of or proof of reliance by the Trustee or any Holder upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Issuers or any of the other Guarantors and the Trustee, the Collateral Agent or any Holder shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Issuers or any of the other Guarantors with respect to the Obligations guaranteed by such Guarantor. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Indenture, the Notes, any other Indenture Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Trustee or the Collateral Agent, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Issuers, any of the other Guarantors or any other Person against the Trustee or any Holder, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Issuers or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Issuers for the Obligations, or of any Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Trustee, the Collateral Agent and/or any Holder may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Issuers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Trustee, the Collateral Agent or any Holder to pursue such other rights or remedies or to collect any payments from the Issuers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Issuers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Trustee, the Collateral Agent or any Holder against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Trustee and the Holders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full or the release of the Guarantor in accordance with Section 7.
          7. Release of Guarantor. In the event of:
          (a) the defeasance or discharge of the Notes in accordance with Section 9.02 of the Indenture or Section 4.01 of the Indenture, respectively;
          (b) a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation or otherwise, to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, or the sale or other disposition of Capital Stock of a Guarantor such that such entity ceases to constitute a Subsidiary of an Issuer, in each case, if the sale or other disposition complies with Section 5.10 of the Indenture or Section 6.01 of the Indenture;
          (c) a sale or other disposition of all of the Capital Stock of a Guarantor, including by way of merger, consolidation or otherwise, to a Person or a group of Persons that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition complies with Section 5.10 of the Indenture or Section 6.01 of the Indenture; or

          (d) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;
such Guarantor (and any of its Subsidiaries that are Guarantors) shall be released and relieved of any obligations under this Guarantee. Upon delivery by the Issuers to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such defeasance or discharge or such sale or other disposition or designation was made by the Issuers in accordance with the provisions of the Indenture, including Section 5.10 of the Indenture, as applicable, the Trustee and the Collateral Agent shall execute any documents reasonably required by the Issuers or such Guarantor in order to evidence the release of any Guarantor from its obligations hereunder.
          Any Guarantor not released from its obligations hereunder shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of any Guarantor under the Indenture Documents as provided herein.
          8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Obligations is rescinded or must otherwise be restored or returned by the Trustee, the Collateral Agent or any Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuers or of any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Issuers or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
          9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid in Dollars to the Trustee without set-off or counterclaim at the office of the Trustee set forth in Section 11.02 of the Indenture, or at such other office as the Trustee may notify to the Guarantor in accordance with Section 15.
          10. Covenants. Each Guarantor hereby covenants and agrees with the Trustee and the Holders that, from and after the date of this Guarantee until the Obligations are paid in full or the release of such Guarantor in accordance with Section 7, each Guarantor will comply with the provisions of the Indenture to the extent such provisions apply to such Guarantors.
          11. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          12. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          13. No Waiver; Cumulative Remedies. Neither the Trustee nor any Holder shall by any act (except by a written instrument pursuant to Section 14 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default under any Indenture Document or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Trustee or any Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
          14. Integration; Waivers and Amendments; Successors and Assigns. This Guarantee represents the entire agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Trustee or any Holder relative to the subject matter hereof not reflected herein or in the other Indenture Documents. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except as set forth in Article 10 of the Indenture. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Trustee, the Collateral Agent and the Holders and their respective successors and assigns.
          15. Notices. All notices, requests and demands to or upon each Guarantor or the Trustee or any Holder to be effective shall be in writing, addressed to a party at the address provided for such party in the Indenture or Schedule I hereto, as the case may be, or to such other address as may be hereafter notified to the parties hereto, or by telecopy (in each case, subject to the last paragraph of Section 11.02 of the Indenture) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, three days after deposit in the postal system, first class postage pre-paid, or, in the case of telecopy notice, confirmation of receipt received.
          16. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts (including facsimile and electronic transmission counterparts) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          17. Authority of Trustee. Each Guarantor acknowledges that the rights and responsibilities of the Trustee under this Guarantee are as set forth in the Indenture, including, without limitation, Articles 7 and 8 thereof.
          18. Additional Guarantors. Each Person that is required to become a party to this Guarantee pursuant to Section 5.17 of the Indenture shall become a Guarantor for all purposes of this Guarantee and shall execute and deliver a joinder to this Guarantee in the form of Exhibit A hereto and a Grantor for all purposes of the Indenture Collateral Agreement and shall execute and deliver an Assumption Agreement in the form of Annex 2 to the Indenture Collateral Agreement.
          19. Indenture Controls. All parties agree that, in the event of a conflict between or among the terms of this Guarantee and the Indenture, the Indenture shall control.

          20. English Language. This Agreement shall be in the English language, except as required by applicable Law (in which event certified English translations thereof shall be provided by the Issuers to the Trustee and the Collateral Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party thereto pursuant to the terms of this Agreement or any other Indenture Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties thereto shall have the right to rely for all purposes of this Guarantee and the other Indenture Documents.
          21. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE NOTES, THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          22. Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE DOCUMENTS.
          23. Consent to Jurisdiction. Each Guarantor that is a Domestic Restricted Subsidiary irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Guarantee, the Notes, the Indenture, the other Indenture Documents or any transaction contemplated thereby. Each Guarantor that is a Foreign Restricted Subsidiary irrevocably (1) submits to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Guarantee, the Notes, the Indenture, the other Indenture Documents or any transaction contemplated thereby and (2) designates and appoints National Registered Agents, Inc., 440 Ninth Avenue, New York, New York 10001, as its authorized agent for receipt of service of process in any such suit, action or proceeding. In the event that such agent for service of process appointed pursuant to this Section 23 is unable to act as agent for service of process or no longer maintains an office in the State of New York, each such Guarantor shall forthwith appoint a successor agent located in the State of New York that will promptly provide to the Trustee a letter affirming such appointment.
[Signature pages follow.]

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

STRATUS TECHNOLOGIES BERMUDA LTD.
By:
Name:
Title:

STRATUS TECHNOLOGIES, INC.
By:
Name:
Title:

STRATUS TECHNOLOGIES BERMUDA HOLDINGS LTD.
By:
Name:
Title:

SRA TECHNOLOGIES CYPRUS LIMITED
By:
Name:
Title:

STRATUS TECHNOLOGIES IRELAND LIMITED
By:
Name:
Title:

CEMPRUS TECHNOLOGIES, INC.
By:
Name:
Title:

CEMPRUS, LLC
By:
Name:
Title:

Accepted and agreed to:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

SCHEDULE I to
Guarantee
ADDRESS OF GUARANTORS
Stratus Technologies Bermuda Ltd.
c/o Hollis & Co.
Reid Hall, 3 Reid Street
Hamilton HM11, Bermuda
Tel: 011-441-295-2208
Fax: 011-441-295-3404
Attention: Lorianne Gilbert
Telecopy: 011-441-295-3404
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035
Stratus Technologies. Inc.
111 Powdermill Road
Maynard, Massachusetts 01754
Attention: Chief Financial Officer
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

Stratus Technologies Bermuda Ltd.
c/o Coson Corporate Services
Milner House
18 Parliament Street
Hamilton HM 12, Bermuda
Attention: Secretary

With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035
SRA Technologies Cyprus Limited
c/o Mouaimis & Mouaimis Advocates
Gala Court Chambers
1st Floor, Offices 101 & 102
6 Vassilis Vryonides Street
3095 Limassol, Cyprus
Attention: Panayotis Mouaimis
Telecopy: 011-357-25-37-30-75
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035
Stratus Technologies Ireland Limited
c/o A & L Goodbody Solicitors
International Financial Services Centre
North Wall Quay
Dublin 1, Ireland
Attention: Catherine Duffy
Telecopy: 011-353-1-649-2649
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035
Cemprus Technologies, Inc.
111 Powdermill Road
Maynard, MA 01754
Attention: Robert Laufer
Telecopy: (978) 461-3750

With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035
Cemprus, LLC
111 Powdermill Road
Maynard, MA 01754
Attention: Robert Laufer
Telecopy: (978) 461-3750
With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Janet Vance, Esq.
Telecopy: (212) 351-4035

EXHIBIT A
FORM OF JOINDER TO NOTE GUARANTEE
     This JOINDER (this “Agreement”), dated as of ___________ __, 20__, is made by Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer”) and Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer” and, together with the U.S. Issuer, the “Issuers”), _____________, a[n] ___________ ___________ (the “New Guarantor”).
PRELIMINARY STATEMENT
     A. The Issuers are party to an Indenture, dated as of April 8, 2010 (the “Indenture”), by and among the Issuers and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”), pursuant to which the Issuers have issued units, each unit consisting of $480 principal amount of 12% Senior Secured Notes due 2015 (the “Bermuda Notes”) issued by the Bermuda Issuer and $520 principal amount of 12% Senior Secured Notes due 2015 (the “U.S. Notes” and, together with the Bermuda Notes, the “Notes”) issued by the U.S. Issuer. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Indenture.
     B. Section 5.17 of the Indenture provides that under certain circumstances, the New Guarantor shall execute and deliver to the Trustee a joinder to the Note Guarantee pursuant to which it shall unconditionally guaranty all of the Issuers’ obligations under the Notes and the Indenture and agree to perform the obligations of a Guarantor under the Note Guarantee.
     C. The Issuers and the New Guarantor have agreed to this and execute this Agreement for the purpose of evidencing such agreement.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Issuers and the New Guarantor hereby agree for the benefit of the Trustee, the Collateral Agent and the Holders as follows:
     1. Joinder to the Note Guarantee. The New Guarantor hereby agrees that, upon its execution hereof, it will become a Guarantor under the Note Guarantee and will be bound by the terms, conditions and other provisions applicable to a Guarantor under the Note Guarantee, the Indenture and the other Indenture Documents. Without limitation of the foregoing, and in furtherance thereof, the New Guarantor unconditionally and irrevocably guarantees the due and punctual payment and performance when due of all Obligations (on the same basis as the other Guarantors under the Note Guarantee).
     2. Reliance. All parties hereto acknowledge that the Trustee and the Holders are relying on this Agreement, the accuracy of the statements herein contained and the performance of the conditions placed upon the New Guarantor hereunder. Each of the Issuers and the New Guarantor shall execute such further documents and undertake any such measure as may be necessary to effect and carry out the terms of this Agreement and the implementation thereof.
     3. Indenture Controls. All parties agree that, in the event of a conflict between or among the terms of this Agreement and the Note Guarantee, on the one hand, and the Indenture on the other hand, the Indenture shall control.
     4. Notice. Any notice delivered hereunder shall be delivered as described for the delivery of notices in the Note Guarantee and, if delivered to the New Guarantor, to:

Telecopy:
With a copy to:

Telecopy:
     5. Counterparts. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     6. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     7. English Language. This Agreement shall be in the English language, except as required by applicable Law (in which event certified English translations thereof shall be provided by the Issuers to the Trustee and the Collateral Agent). All documents, certificates, reports or notices to be delivered or communications to be given or made by any party thereto pursuant to the terms of this Agreement or any other Indenture Document shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation upon which the parties thereto shall have the right to rely for all purposes of this Agreement and the other Indenture Documents.
     8. Waiver of Jury Trial. EACH OF THE ISSUERS, THE NEW GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE NOTE GUARANTEE, THE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9. Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE DOCUMENTS.
     10. Consent to Jurisdiction. The New Guarantor irrevocably submits to the non-exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Agreement, the Notes, the Note Guarantee, the Indenture, the other Indenture Documents or any transaction contemplated thereby. [ADD IF NEW GUARANTOR IS A FOREIGN RESTRICTED SUBSIDIARY — The New Guarantor irrevocably designates and appoints National Registered Agents, Inc., 440 Ninth Avenue, New York, New York 10001, as its authorized agent for receipt of service of process in any such suit, action or proceeding. In the event that such agent for service of process appointed pursuant to this Section 10 is unable to act as agent for service of process or no longer maintains an office in the State of New York, the New Guarantor shall forthwith appoint a successor agent located in the State of New York that will promptly provide to the Trustee a letter affirming such appointment. ]
[Signature pages follow.]

     EXECUTED to be effective as of the date first written above.

ISSUERS: STRATUS TECHNOLOGIES BERMUDA LTD.
By:
Name:
Title:

STRATUS TECHNOLOGIES, INC.
By:
Name:
Title:

NEW GUARANTOR: __________________________________________________
By:
Name:
Title:

ACCEPTED AND AGREED TO:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

EXHIBIT F
CERTIFICATE OF BENEFICIAL OWNERSHIP
The Bank of New York Mellon Trust Company, N.A.
525 William Penn Place, 38th Floor
Pittsburgh, Pennsylvania 15259
Attention: James M. Young, Senior Associate
Re:	215,000 Units, each consisting of $480 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies Bermuda Ltd. and $520 Principal Amount of 12% Senior Secured Notes due 2015 of Stratus Technologies, Inc.
Ladies and Gentlemen:
     This is to certify that based solely on certifications we have received in writing, by tested telex or by electronic transmission from institutions appearing in our records as persons being entitled to a portion of the principal amount of [Units][Notes] represented by a Temporary Regulation S Global Security issued under the Indenture, dated as of April 8, 2010, among Stratus Technologies Bermuda Ltd., an exempted limited liability company formed under the laws of Bermuda (the “Bermuda Issuer”), and Stratus Technologies, Inc., a Delaware corporation (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, that as of the date hereof, $____ principal amount of [Units][Notes] represented by the Temporary Regulation S Global Security being submitted herewith for exchange is beneficially owned by persons that are either (i) non-U.S. persons (within the meaning of Regulation S under the Securities Act of 1933, as amended) or (ii) U.S. persons that purchased the [Units][Notes] in a transaction that did not require registration under the Securities Act of 1933, as amended.
     We further certify that (i) we are not submitting herewith for exchange any portion of such Temporary Regulation S Global Security excepted in such certifications and (ii) as of the date hereof we have not received any notification from any institution to the effect that the statements made by such institution with respect to any portion of such Temporary Regulation S Global Security submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.
     You and the Issuers are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

F-1

Yours faithfully, [Name of DTC Participant]
By:
Name:
Title:
Address:

Date: _________________

F-2